The information in this prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-35433

PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION DATED JUNE 6, 2005 (TO PROSPECTUS DATED SEPTEMBER 19, 1997)
                             Shares
Taubman Centers, Inc.
              % Series H Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per Share)

      Taubman Centers, Inc. is offering to the public its           % Series H Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series H preferred stock, on terms summarized as follows:

•	We will pay cumulative dividends on the Series H preferred stock, from the date of original issuance, in arrears, at the rate of % per year of the $25.00 liquidation preference per share, payable on or about the last day of March, June, September and December of each year when and as declared by the board of directors, beginning September 30, 2005. This is equivalent to a fixed annual amount of $ per share.

•	We cannot redeem the Series H preferred stock before July , 2010.

•	On and after July , 2010, we may, at our option, redeem the Series H preferred stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, to the date of the redemption.

•	Our Series H preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into or exchangeable for any other property or securities.

•	Holders of the Series H preferred stock will generally have no voting rights but will have limited voting rights if we fail to pay dividends on any Series H preferred stock for six or more quarters (whether or not consecutive) and in certain other events.

•	To preserve our status as a real estate investment trust, or REIT, for Federal income tax purposes, we impose certain restrictions on ownership of our Series H preferred stock. See “Restrictions on Transfer” beginning on page 15 of the accompanying prospectus.
      We intend to file an application to list our Series H preferred stock on the New York Stock Exchange, or NYSE. If the application is approved, we expect trading of our Series H preferred stock on the NYSE to begin within 30 days after the date of initial delivery of our Series H preferred stock.

Investing in our Series H preferred stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per Share		Total

Public offering price		$25.0000	$
Underwriting discounts and commission	$		$
Proceeds to us	$		$
      The underwriters expect to deliver shares of our Series H preferred stock on or about July     , 2005.
      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities

RBC Capital Markets	KeyBanc Capital Markets

        You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information previously filed by us with the Securities and Exchange Commission, or the SEC, and incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

Prospectus Supplement

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
      Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our business and financial outlook which are based on our current expectations, beliefs, projections, forecasts, future plans and strategies, and anticipated events or trends. We use words such as “anticipate”, “believe”, “could”, “should”, “propose”, “continue”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will” and similar terms and phrases to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and financial condition but rather reflect estimates and assumptions and are subject to certain risks and uncertainties that are difficult to predict or anticipate. Therefore, actual outcomes and results may differ materially from those projected or anticipated in these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the respective dates of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, the following factors:

•	economic conditions generally and in the regional and local economies where our shopping centers are located specifically,

•	competition from other shopping centers and other shopping venues,

•	changes in governmental regulations, tax rates and similar matters,

•	availability and cost of financing,

•	our continuing to qualify as a REIT, and

•	other risks and uncertainties detailed in this prospectus supplement or the accompanying prospectus.
      All of the forward-looking statements should be considered in light of these factors. Except as required by law, we do not undertake any obligation to update our forward-looking statements or the risk factors contained in this prospectus supplement or the accompanying prospectus to reflect new information or future events or otherwise.
      We urge you to review carefully the “Risk Factors” section of this prospectus supplement for a more complete discussion of the risks involved in an investment in our securities.
INCORPORATION BY REFERENCE
      We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below (file number 1-11530) and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information:

•	our annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 4, 2005;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 4, 2005;

•	our proxy statement for our 2005 annual meeting of shareholders filed with the SEC on April 5, 2005;

•	our current reports on Form 8-K filed with the SEC on February 7, 2005, March 9, 2005, May 19, 2005 and June 6, 2005;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 10, 1992;

•	the description of our 8.30% Series A Cumulative Redeemable Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on October 3, 1997; and

•	the description of our 8% Series G Cumulative Redeemable Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on November 22, 2004.
      Upon request, we will provide to you without charge a copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You may ask for these copies in writing or orally by contacting:
Taubman Centers, Inc.,
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48303-0200
Attention: Investor Relations,
Telephone: (248) 258-6800
      You may read and copy materials we have filed with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus are a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is http://www.sec.gov. You may read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain an Internet website that contains information about us at http://www.taubman.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.
      Readers should rely only on the information provided or incorporated by reference in this prospectus supplement or the accompanying prospectus. Readers should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of the document.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary may not contain all of the information that is important to you. Before you decide to invest in our Series H preferred stock, you should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus carefully. These documents contain important information that you should consider when making your investment decision. This prospectus supplement may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement and the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus. Unless the context indicates otherwise, references in this prospectus supplement and the accompanying prospectus to the “Company,” “our Company,” “we”, “us” or “our” refer to Taubman Centers, Inc. and its subsidiaries, including The Taubman Realty Group Limited Partnership, our operating partnership, and references in this prospectus supplement and the accompanying prospectus to “TRG” refer to The Taubman Realty Group Limited Partnership.
Our Company
      We are a fully integrated real estate company that is organized as a real estate investment trust, or REIT. We are the managing general partner of and as of March 31, 2005, owned approximately 62% of the partnership interests in TRG. We conduct all of our operations through TRG. We acquire and develop, finance, operate, manage and lease regional shopping centers. In addition to acquiring and developing new shopping centers, we acquire and redevelop and/or expand existing centers. We currently own 21 urban and suburban shopping centers located in nine states. Two new shopping centers are under construction in New Jersey and North Carolina.
      In addition to the 21 shopping centers, we own more than 99% of The Taubman Company LLC, the entity that manages our shopping centers and provides other services to us. We also own development projects for future regional shopping centers.
      We were incorporated in Michigan and our executive offices are located at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200, telephone: (248) 258-6800.
Recent Developments
Re-designation of Officers
      On June 6, 2005, we announced that Lisa A. Payne, who has served as our chief financial officer since joining our company in 1997, has assumed the additional responsibilities of vice chairman and that William S. Taubman, who has served as executive vice president since 1994, has been appointed chief operating officer.
Audit Committee Financial Expert
      The Audit Committee of our board of directors currently does not have an “audit committee financial expert” as such term is defined under the rules adopted by the SEC. In October 2004, Myron E. Ullman resigned from our board of directors following his appointment as Chairman and Chief Executive Officer of JCPenney to avoid any appearance of conflict of interest. At the time of his resignation, Mr. Ullman had been a member of the Audit Committee of our board of directors and was deemed the committee’s sole audit committee financial expert. Immediately following Mr. Ullman’s resignation, our board of directors began a search for an individual qualified to become a member of our board who would also meet the requirements of an audit committee financial expert. Our board of directors has engaged a consultant to assist with its search and is working to identify and evaluate suitable candidates.

Ratios of Earnings to Combined Fixed Charges and Preferred Dividends
      Our ratios of earnings to combined fixed charges and preferred dividends for the quarter ended March 31, 2005 was 1.3x and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 were 1.2x, 1.0x, 1.1x, 1.0x and 1.9x, respectively. See “Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.”
The Offering
      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our Series H preferred stock, please refer to the “Description of Our Series H Preferred Stock” section of this prospectus supplement.

Securities Offered	shares of our % Series H cumulative redeemable preferred stock.

Price Per Share	$25.00

Dividends	Holders of our Series H preferred stock will be entitled to receive cumulative cash dividends on our Series H preferred stock at a rate of % per year of the $25.00 liquidation preference (equivalent to $ per year per share). Dividends on our Series H preferred stock will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on September 30, 2005. Dividends on the Series H preferred stock will accrue regardless of whether:

• we have earnings;

• there are funds legally available for the payment of dividends; or

• such dividends are declared by our board of directors.

Liquidation Preference	If we liquidate, dissolve or wind up our affairs, holders of our Series H preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to the holders of our common stock and any other class or series of our capital stock ranking junior to our Series H preferred stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of our affairs. The rights of the holders of our Series H preferred stock to receive their liquidation preference will be subject to the proportionate rights of the holders of our 8.30% Series A cumulative redeemable preferred stock, our 8.20% Series F cumulative redeemable preferred stock (if and when issued), our 8% Series G cumulative redeemable preferred stock and each other series of our preferred stock that we may issue in the future that ranks on a parity with our Series H preferred stock.

No Maturity	Our Series H preferred stock has no maturity date, and we are not required to redeem our Series H preferred stock. Accordingly, our Series H preferred stock will remain outstanding indefinitely, unless we decide to redeem it. We are not required to set aside funds to redeem our Series H preferred stock.

Optional Redemption	We may not redeem our Series H preferred stock prior to July , 2010. On or after July , 2010, we may, at our option, redeem our Series H preferred stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to and including the redemption date. Any partial redemption will be made on a pro rata basis or by any other equitable method determined by us.

Ranking	Our Series H preferred stock will rank (a) senior to our common stock and our Series B non-participating convertible preferred stock and (b) on a parity with our Series A preferred stock, Series F preferred stock (if and when issued), Series G preferred stock and any other shares of preferred stock that we may issue in the future the terms of which provide that they are on a parity with our Series H preferred stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of our affairs.

Voting Rights	Except as may be required by law, holders of our Series H preferred stock will generally have no voting rights. If, however, dividends on any outstanding shares of our Series H preferred stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of our Series H preferred stock, voting as a class with the holders of our Series A preferred stock, Series F preferred stock (if and when issued), Series G preferred stock, and any other series of our preferred stock that we may issue in the future that are entitled to similar voting rights, will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of our Series H preferred stock cannot be made, and certain other actions may not be taken, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series H preferred stock, voting separately as a class.

No Conversion	Our Series H preferred stock is not convertible into or exchangeable for any other of our property or securities.

Transfer and Ownership Restrictions	For us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, including our Series H preferred stock, is restricted, and not more than 50% in value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code. Ownership by a single holder of more than 8.23% in value of our common and preferred stock, on a combined basis, is restricted in order to ensure that we remain qualified as a REIT for Federal income tax purposes. Any shares held in violation of the ownership limit will be automatically transferred to a trust for the benefit of a charitable beneficiary and subsequently sold to a permitted holder.

Use of Proceeds	We estimate that the net proceeds, after deducting underwriting fees and commissions and expenses payable by us, from this offering will be approximately $ million. We expect to use the net proceeds to redeem shares of our outstanding 8.30% Series A preferred stock at an aggregate redemption price of $ , plus accrued and unpaid distributions. The redemption is expected to take place on or about July , 2005. Pending application of the net proceeds from this offering as described above, we will use the net proceeds from this offering to temporarily repay a portion of the amount outstanding under our revolving credit facility. See “Use of Proceeds.”

Listing	We intend to apply to list our Series H preferred stock on the NYSE. If approved for listing, we expect trading of our Series H preferred stock on the NYSE to begin within 30 days after the initial delivery of shares of our Series H preferred stock.

Risk Factors	Investing in our Series H preferred stock involves substantial risks. You should carefully consider the risk factors under the “Risk Factors” section of, and the other information contained or incorporated by reference in, this prospectus supplement and accompanying prospectus.

RISK FACTORS
      In addition to the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors, as well as those set forth in the section titled “General Risks of the Company” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the SEC on March 4, 2005, before making an investment in the Series H preferred stock.
The market value of our Series H preferred stock could be substantially affected by various factors.
      Our Series H preferred stock is a new issue of securities with no established trading market. We intend to apply to list our Series H preferred stock on the NYSE. However, an active trading market on the NYSE for our Series H preferred stock may not develop or last, in which case the trading price of shares of our Series H preferred stock could be adversely affected. If an active trading market does develop on the NYSE, the shares may trade at prices higher or lower than their initial offering price. The trading price of our Series H preferred stock would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.
      We have been advised by certain of the underwriters that they intend to make a market in our Series H preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice.
Our ability to pay dividends on our Series H preferred stock may be limited.
      Because we conduct all of our operations through TRG, our ability to pay dividends on our Series H preferred stock will depend almost entirely on payments and dividends received on our interests in TRG. Additionally, the terms of some of the debt to which TRG is a party limits its ability to make some types of payments and other dividends to us. This in turn limits our ability to make some types of payments, including payment of dividends on our Series H preferred stock, unless we meet certain financial tests or such payments or dividends are required to maintain our qualification as a REIT. As a result, if we are unable to meet the applicable financial tests, we may not be able to pay dividends on our Series H preferred stock in one or more periods.
Our ability to pay dividends is further limited by the requirements of Michigan law.
      Our ability to pay dividends on our Series H preferred stock is further limited by the laws of Michigan. Under the Michigan Business Corporation Act, a Michigan corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on our Series H preferred stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of our preferred stock then outstanding, if any, with preferences senior to the rights of our Series H preferred stock.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on our Series H preferred stock.
      Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of March 31, 2005, we had approximately $2.0 billion of consolidated indebtedness outstanding, and our beneficial interest in both our consolidated debt and the debt of our unconsolidated joint ventures was $2.4 billion. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series H preferred stock if we incur additional indebtedness.
We cannot assure you that we will be able to pay dividends regularly although we have done so in the past.
      Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. Although we have done so in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future. Furthermore, any new shares of common stock issued will substantially increase the cash required to continue to pay cash dividends at current levels. Any common stock or preferred stock that may in the future be issued to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.
Our Series H preferred stock will rank junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to our Series H preferred stock.
      Our Series H preferred stock will rank junior to all of our liabilities. In the event of our liquidation, winding-up or dissolution, our assets will be available to pay obligations on our Series H preferred stock only after all of our indebtedness and other liabilities have been paid. In addition, our Series H preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of our Series H preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of each subsidiary’s creditors and any such other equity holders. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Series H preferred stock, and the terms of our Series H preferred stock will not limit the amount of such debt or other obligations that we may incur, except that we will not be able to authorize, create or issue preferred stock senior to the Series H preferred stock without the approval of holders of at least two-thirds of the shares of our Series H preferred stock then outstanding.
Our ability to issue preferred stock in the future could adversely affect the rights of holders of our Series H preferred stock.
      Our articles of incorporation authorize us to issue up to 250,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. As of March 31, 2005, we had 43,063,970 shares of preferred stock outstanding. Our future issuance of any series of preferred stock under our articles of incorporation could therefore effectively diminish our ability to pay dividends on, and the liquidation preference of, our Series H preferred stock.
THE COMPANY
      We are a fully integrated real estate company that is organized as a REIT. We are the managing general partner of and as of March 31, 2005, owned approximately 62% of the partnership interests in TRG. We conduct all of our operations through TRG. We acquire and develop, finance, operate, manage and lease regional shopping centers. In addition to acquiring and developing new shopping centers, we acquire and redevelop and/or expand existing centers. We currently own 21 urban and suburban shopping centers located in nine states. Two new shopping centers are under construction in New Jersey and North Carolina.

      In addition to the 21 shopping centers, we own more than 99% of The Taubman Company LLC, the entity that manages our shopping centers and provides other services to us. We also own development projects for future regional shopping centers.
      We were incorporated in Michigan, and our executive offices are located at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200, telephone: (248) 258-6800.
RECENT DEVELOPMENTS
Re-designation of Officers
      On June 6, 2005, we announced that Lisa A. Payne, who has served as our chief financial officer since joining our company in 1997, has assumed the additional responsibilities of vice chairman and that William S. Taubman, who has served as executive vice president since 1994, has been appointed chief operating officer.
Audit Committee Financial Expert
      The Audit Committee of our board of directors currently does not have an “audit committee financial expert” as such term is defined under the rules adopted by the SEC. In October 2004, Myron E. Ullman resigned from our board of directors following his appointment as Chairman and Chief Executive Officer of JCPenney to avoid any appearance of conflict of interest. At the time of his resignation, Mr. Ullman had been a member of the Audit Committee of our board of directors and was deemed the committee’s sole audit committee financial expert. Immediately following Mr. Ullman’s resignation, our board of directors began a search for an individual qualified to become a member of our board who would also meet the requirements of an audit committee financial expert. Our board of directors has engaged a consultant to assist with its search and is working to identify and evaluate suitable candidates.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
      Our ratios of earnings to combined fixed charges and preferred dividends for the quarter ended March 31, 2005 was 1.3x and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 were 1.2x, 1.0x, 1.1x, 1.0x and 1.9x, respectively. For this purpose, earnings have been calculated by taking our earnings from continuing operations before income from equity investees and adding fixed charges, amortization of previously capitalized interest, and the distributed income of our unconsolidated joint ventures, and subtracting capitalized interest and the preferred distributions of TRG. Fixed charges include interest expense, capitalized interest, the interest portion of rent expense and the preferred distributions of TRG.
USE OF PROCEEDS
      We estimate that the net proceeds, after deducting underwriting fees and commissions and expenses payable by us, from this offering will be approximately $        million. We expect to use the net proceeds from this offering to redeem a portion of the shares of our outstanding 8.30% Series A preferred stock at an aggregate redemption price of $          , plus accrued but unpaid distributions. The redemption is expected to take place on or about July      , 2005.
      Pending application of the net proceeds as described above, we will use the net proceeds from this offering to temporarily repay a portion of the amount outstanding under our revolving credit facility. The facility expires in February 2008, and as of June 3, 2005, the facility had an outstanding balance of $80.0 million and bore interest at a rate equal to LIBOR plus 0.80%, or approximately 3.91%. An affiliate of KeyBanc Capital Markets, which is an underwriter of this offering, is a lender under our revolving credit facility and will receive approximately 10.7% of the amount of the revolving credit facility to be temporarily repaid from the net proceeds of this offering.

      Emerging Issues Task Force Topic D-42, “The Effect of Calculation of Earnings Per Share,” provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. As a result of application of Topic D-42, we expect that the redemption of a portion of the shares of our Series A preferred stock with the net proceeds from this offering will result in a $           million reduction in our earnings available to common shareholders for the quarter ending September 30, 2005, representing the difference between the carrying value and the redemption price of the shares of Series A preferred stock being redeemed.
DESCRIPTION OF OUR SERIES H PREFERRED STOCK
      Set forth below is a summary of the terms of our Series H preferred stock. This summary supplements the description of the general terms and conditions of the preferred stock set forth in the accompanying prospectus and replaces the description in the prospectus to the extent of any inconsistencies.
      This summary is not complete and is qualified in its entirety by reference to our articles of incorporation, as amended and restated, the designating amendment (as described below) and our bylaws, as restated and amended. Copies of these documents may be obtained from us.
General
      We are authorized to issue up to 250,000,000 shares of preferred stock in one or more series. Our board of directors also has the authority, without further shareholder approval, to establish the terms of each series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, if any, by amending our articles of incorporation.
      Prior to the completion of the offering, our board of directors will adopt and file with the State of Michigan an amendment, which we refer to as the designating amendment, to our articles of incorporation designating the terms of our Series H preferred stock.
      As of the date of this prospectus supplement, we have the following authorized and outstanding series of preferred stock:

	Number of	Number of
Series	Authorized Shares	Outstanding Shares

8.30% Series A Cumulative Redeemable Preferred Stock (liquidation preference of $25.00 per share)	8,000,000	8,000,000
Series B Non-Participating Convertible Preferred Stock (liquidation preference of $0.001 per share)	40,000,000	31,063,970
8.20% Series F Cumulative Redeemable Preferred Stock (liquidation preference of $100.00 per share)	300,000	—
8% Series G Cumulative Redeemable Preferred Stock (liquidation preference of $25.00 per share)	4,000,000	4,000,000
      None of our Series F preferred stock has been issued or is yet outstanding. Currently, there is a corresponding amount of issued and outstanding Series F preferred equity of TRG. The Series F preferred equity holders of TRG may exchange their Series F preferred equity in TRG for Series F preferred shares in the Company on or after May 27, 2014.
      We expect to call for redemption                      shares of our Series A preferred stock at an aggregate redemption price of $ plus accrued but unpaid distributions to the redemption date. It is expected that the redemption will take place on or about July      , 2005. See “Use of Proceeds.”

      We expect to list our Series H preferred stock on the NYSE and expect that trading will commence within 30 days after initial issuance of our Series H preferred stock. See “Underwriting.”
Rank
      Our Series H preferred stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:

•	junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks prior to our Series H preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution;

•	on a parity with our Series A preferred stock, our Series F preferred stock (if and when issued), our Series G preferred stock and any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks on a parity with our Series H preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution; and

•	prior to our common stock, our Series B preferred stock and any other class or series of capital stock issued by us in the future, the terms of which specifically provide that such class or series of capital stock ranks junior to our Series H preferred stock as to the payment of dividends and distribution of assets upon liquidation, winding up or dissolution.
Dividends
      As holders of our Series H preferred stock, you will be entitled to receive, when and as declared by our board of directors, out of legally available funds, cumulative preferential cash dividends at the rate of      % of the liquidation preference per annum per share, which is equivalent to $           per share of Series H preferred stock per year.
      Dividends on our Series H preferred stock will accrue and be cumulative from the date of original issuance and will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, or, if not a business day, the next succeeding business day. The initial dividend on our Series H preferred stock, which will be paid on September 30, 2005 if declared by our board of directors, will be for less than a full quarter. We will prorate and compute this initial dividend and any other dividend payable for a full or partial dividend period on the basis of a 360-day year consisting of twelve 30-day months.
      We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date. The dividend record date will be the fifteenth day of the calendar month in which the related dividend payment date falls, or such other date that our board of directors designates for the payment of dividends that is not more than 30 nor less than 10 days prior to the dividend payment date.
      We will not declare dividends on our Series H preferred stock, or pay or set apart for payment dividends on our Series H preferred stock, if the terms of any of our agreements, including any agreement relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law. Dividends on our Series H preferred stock will accrue and accumulate, however, whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by our board of directors.

      Except as described in the next paragraph, unless full cumulative dividends on our Series H preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the current dividend period:

•	no dividends (other than dividends in shares of our common stock, our Series B preferred stock or other shares of our capital stock ranking junior to our Series H preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution) may be declared or paid or set aside for payment, and no other distribution may be declared or made upon our common stock, our Series A preferred stock, our Series B preferred stock, our Series F preferred stock (if and when issued), our Series G preferred stock or any of our other capital stock ranking junior to or on a parity with our Series H preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution; and

•	no shares of our common stock, our Series A preferred stock, our Series B preferred stock, our Series F preferred stock (if and when issued), our Series G preferred stock or any other shares of our capital stock ranking junior to or on a parity with our Series H preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to our Series H preferred stock as to dividend rights and rights upon liquidation, winding up or dissolution.
      When dividends are not paid in full (or we do not set apart a sum sufficient to pay them in full) upon our Series H preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividend rights with our Series H preferred stock, all dividends declared upon our Series H preferred stock and any other series of preferred stock ranking on a parity as to dividend rights with our Series H preferred stock will be declared pro rata, so that the amount of dividends declared per share of our Series H preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share of our Series H preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.
      No interest will be payable in respect of any dividend payment on our Series H preferred stock that may be in arrears. Holders of shares of our Series H preferred stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the full cumulative dividends on our Series H preferred stock to which they are entitled. Any dividend payment made on shares of our Series H preferred stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.
      If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the “Capital Gains Amount,” of the total dividends (as determined for Federal income tax purposes) paid or made available for the year to holders of all classes and series of shares of our capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of our Series H preferred stock shall be in the same portion that the total dividends paid or made available to the holders of our Series H preferred stock for the year bears to the total dividends for the year made with respect to all classes and series of our outstanding shares of capital stock.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, you, as a holder of our Series H preferred stock, will be entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidation preference of $25.00 per share in cash (or property having a fair market value as determined by our board of directors valued at $25.00 per share) plus any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock, our Series B preferred stock, or any other class or series of capital stock ranking junior to our Series H preferred stock as to liquidation rights.
      If upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to make full payment to holders of our Series H preferred stock and other shares of our preferred stock ranking on a parity with our Series H preferred stock as to liquidation rights, then you and shareholders of shares of the preferred stock ranking on a parity with our Series H preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
      Written notice of any such liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, shall be given to you by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at your address as it appears on our stock transfer records.
      After payment of the full amount of the liquidating dividends to which you are entitled, you will not have any right or claim to any of our remaining assets.
      Our consolidation or merger with or into another entity, the merger of another entity with or into us, or the sale, lease or conveyance of all or substantially all of our property or business will, in each case, not be deemed to constitute a liquidation, dissolution or winding up of our affairs for purposes of the liquidation rights of our Series H preferred stock.
Redemption
      We may not redeem our Series H preferred stock prior to July      , 2010. On or after July      , 2010, we, at our option, upon giving the notice described below, may redeem our Series H preferred stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the date of redemption.
      Notwithstanding the foregoing, unless full cumulative dividends on all shares of our Series H preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the then current dividend period, we may not:

•	redeem any shares of our Series H preferred stock or any class or series of our capital stock ranking junior to or on a parity with the Series H preferred stock as to dividends or upon liquidation, dissolution or our winding up unless we simultaneously redeem all shares of our Series H preferred stock; or

•	purchase or otherwise acquire directly or indirectly any shares of our Series H preferred stock or any other shares of our capital stock ranking junior to or on a parity with our Series H preferred stock as to dividends or upon liquidation, dissolution or our winding up, except by exchange for shares of capital stock ranking junior to our Series H preferred stock as to dividends and upon liquidation, dissolution or our winding up.
      If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of shares of our Series H preferred stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided in the previous sentence, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of our Series H preferred stock to be redeemed.
      If we redeem fewer than all of the shares of our Series H preferred stock, we will determine the number of shares to be redeemed. In such circumstances, the shares of our Series H preferred stock to be redeemed will be selected pro rata or in another equitable manner determined by us.
      If we redeem our Series H preferred stock, we will mail you, if you are a record holder of our Series H preferred stock, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address as shown on our stock transfer books. Each notice will state the following:

•	the redemption date;

•	the redemption price and accrued and unpaid dividends payable on the redemption date;

•	the number of shares of our Series H preferred stock to be redeemed;

•	the place where you may surrender certificates for payment of the redemption price;

•	that dividends on our Series H preferred stock to be redeemed will cease to accrue on the redemption date; and

•	if fewer than all shares of our Series H preferred stock by you are to be redeemed, the number of shares of our Series H preferred stock to be redeemed from you.
      From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accrue on our Series H preferred stock designated for redemption, and all of your rights as a holder of our Series H preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to the redemption date.
      Our Series H preferred stock will not have a stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “Restrictions on Transfer” in the accompanying prospectus.
      We may redeem, in whole or in part, our Series A preferred stock at any time, our Series F preferred stock, if issued, beginning on May 27, 2009, and our Series G preferred stock beginning on November 23, 2009, for cash redemption prices of $25.00 per share, $100.00 per share and $25.00 per share, respectively, plus all accumulated and unpaid dividends on our Series A preferred stock, our Series F preferred stock or our Series G preferred stock, as applicable, to the applicable date of redemption. The redemption price for our Series A preferred stock may be paid by us solely out of sale proceeds of other capital stock.
Voting Rights
      As a holder of our Series H preferred stock, you will not have any voting rights, except as set forth below or as required by law. On any matters in which our Series H preferred stock are entitled to vote, each share will be entitled to one vote.
      Whenever dividends on our Series H preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of our Series H preferred stock will be entitled, voting together as a single class with holders of all other series of our preferred stock upon which voting rights have been conferred and are exercisable (which includes our Series A preferred stock, our Series F preferred stock (if and when issued) and our Series G preferred stock), to elect a total of two additional directors to our board of directors.
      Under our articles of incorporation, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series H preferred stock voting separately as a class:

•	authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series H preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up;

•	reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such shares; or

•	amend, alter or repeal the provisions of our articles of incorporation (including the designating amendment), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series H preferred stock or the holders thereof.

However, with respect to any such amendment, alteration or repeal of the provisions of our articles of incorporation (including the designating amendment), whether by merger, consolidation or otherwise, so long as our Series H preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of our Series H preferred stock, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our Series H preferred stock. In addition, any increase in the amount of authorized preferred stock, the creation or issuance of any other series of preferred stock or any increase in the amount of authorized shares of our Series H preferred stock or any other series of our preferred stock, in each case ranking on a parity with or junior to our Series H preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Holders of our Series A preferred stock and Series G preferred stock have, and holders of our Series F preferred stock (if and when issued) will have, comparable class voting rights under our articles of incorporation.
      In contrast to the voting rights of our Series A preferred stock, our Series F preferred stock (if and when issued), our Series G preferred stock, and our Series H preferred stock, our Series B preferred stock, which is held by unitholders of TRG, votes together with our common stock on all matters as a single class. In addition, the holders of our Series B preferred stock (as a separate class) are entitled to nominate up to four individuals for election to our board of directors. The number of individuals the holders of our Series B preferred stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. At all times when the holders of our Series B preferred stock, voting as a separate class, are entitled to designate nominees for election as directors, (a) our board of directors is required to consist of nine directors (other than during any vacancy caused by the death, resignation, or removal of a director), plus the number of directors that any series of preferred stock, voting separately as a class, has the right to elect because of a default in the payment of preferential dividends due on such series, and (b) a majority of our directors shall be “independent.” For these purposes, an individual is deemed “independent” as long as the individual is not one of our officers or employees. Further, as long as shares of our Series B preferred stock remain outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Series B preferred stock (voting as a separate class):

•	create, authorize, or issue any securities or any obligation or security convertible into or evidencing the right to purchase any such securities, the issuance of which could adversely and (relative to our other outstanding capital stock) disparately affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of any default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled);

•	amend, alter, or repeal the provisions of our articles of incorporation, whether by merger, consolidation, or otherwise, in a manner that could adversely affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of the default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled);

•	be a party to a material transaction, including, without limitation, a merger, consolidation, or share exchange (a “Series B transaction”) if such Series B transaction could adversely and (relative to our other outstanding capital stock) disparately affect the voting power or voting rights of our Series B preferred stock or the holders of our Series B preferred stock (including the rights the rights of our Series B preferred stock to vote together with our common stock, and disregarding, for these purposes, the right of any series of our preferred stock, voting as a separate class, to elect directors as the result of any default in the payment of a preferential dividend to which the holders of such series of preferred stock are entitled). These provisions apply to successive Series B transactions; or

•	issue any shares of our Series B preferred stock to anyone other than a unitholder of TRG.

      Our Series B preferred stock is convertible and will automatically be converted upon exchange of TRG units by a holder thereof, into common stock at a conversion ratio of 14,000 shares of our Series B preferred stock for one share of our common stock. Our Series B preferred stock does not have any dividend rights.
      In addition to the voting rights set forth in our articles of incorporation, holders of our shares of preferred stock have certain voting rights pursuant to the Michigan Business Corporation Act. Pursuant to such act, the holders of the outstanding shares of a class of our capital stock have the right to vote as a class upon a proposed amendment to our articles of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, or alter or change the powers, preferences or special rights of the shares of such class or other classes so as to affect such class adversely. If a proposed amendment to our articles of incorporation would alter or change the powers, preferences or special rights of a class of our capital stock so as to adversely affect one or more series of such class, but not the entire class, then only the shares of the one or more series affected by the amendment shall as a group be considered a single class for purposes of such voting rights. Additionally, if a plan of merger is adopted by our board of directors and such plan of merger contains a provision that, if contained in a proposed amendment to our articles of incorporation, would entitle a class or series of our shares of capital stock to vote as a class on such amendment, such class or series is entitled to vote as a class with respect to such plan of merger. If our board of directors adopts a share exchange, any class or series of our shares of capital stock which is included in such exchange is entitled to vote as a class with respect to such share exchange. Except with respect to additional class voting rights set forth in our articles of incorporation, under the Michigan Business Corporation Act a class or series of our capital stock is not entitled to vote as a class in the case of a merger or share exchange if our board of directors determines on a reasonable basis that the class or series is to receive consideration under the plan of merger or share exchange that has a fair value that is not less than the fair value of the shares of the class or series on the date of adoption of the plan.
No Conversion
      Our Series H preferred stock is not convertible into or exchangeable for our property or securities.
Restrictions on Ownership and Transfer
      Our Series H preferred stock is subject to general restrictions on ownership and transferability including the ownership limits and excess stock provisions of our articles of incorporation. For more information, please see the section titled “Restrictions on Transfer” in the accompanying prospectus.
Book-Entry Only Issuance — The Depository Trust Company
      Our Series H preferred stock will be represented by one global security that will be deposited with and registered in the name of The Depository Trust Company, or DTC or its nominee. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
      DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.
      DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.
      When you purchase shares through the DTC system, the purchases must be made by or through a direct participant who will receive credit for the shares on DTC’s records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of our Series H preferred stock. DTC’s records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.
      We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.
      Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.
      It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.
      Our Series H preferred stock represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of our Series H preferred stock to be represented by a global security.
      If the book-entry-only system is discontinued, our transfer agent will keep the registration books for our Series H preferred stock at its corporate office.

Transfer Agent
      The transfer agent, registrar and dividend disbursing agent for our Series H preferred stock will be Mellon Investor Services LLC.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      This section updates and replaces the discussion under “Federal Income Tax Considerations” in the accompanying prospectus. A description of the material U.S. Federal income tax consequences relevant to the acquisition, ownership and disposition of our Series H preferred stock is set forth below under the captions “— Taxation of Taxable U.S. Shareholders,” “— Taxation of Tax-Exempt Shareholders”, “— Redemption of Preferred Stock” and “— Taxation of Non-U.S. Shareholders.” Also set forth below is a summary of the material U.S. Federal income tax considerations relating to our election to be taxed as a REIT and the tax aspects of our investment in TRG. As used in this section of the prospectus supplement entitled “Material U.S. Federal Income Tax Consequences,” the terms “the Company,” “our Company,” “we,” “our” and “us” refer solely to Taubman Centers, Inc., except where the context indicates otherwise.
      As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with our shareholders who hold their shares as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be and should not be construed as tax advice.
      YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES. This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and judicial decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is also possible that the IRS could challenge the statements in this discussion and that a court could agree with the IRS.
Taxation of Taubman Centers, Inc.

General
      We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code. We intend to continue to operate in this manner. Nonetheless, our qualification and taxation as a REIT depend upon our ability to meet (through actual annual (or in some cases quarterly) operating results, asset diversification, source of income, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

      We have received an opinion from Honigman Miller Schwartz and Cohn LLP, our tax counsel, to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of our taxable years ended December 31, 2001 through December 31, 2004, and our past, current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2005 and thereafter. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Honigman Miller Schwartz and Cohn LLP is based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by our management regarding our assets and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Honigman Miller Schwartz and Cohn LLP or by us that we will so qualify for any particular year. The opinion was expressed as of the date issued, and will not cover subsequent periods. Honigman Miller Schwartz and Cohn LLP will have no obligation to advise us or the holders of securities of any subsequent change in the matters stated, represented, covenanted or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge, or a court will not rule contrary to, the conclusions set forth in such opinions.
      Our qualification and taxation as a REIT depend upon our ability, and the ability of certain affiliated entities, to meet, through actual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, composition of assets and sources of income, and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Honigman Miller Schwartz and Cohn LLP. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements for qualification and taxation as a REIT.
      The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the sections of the Code that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.
      If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a corporation. Shareholders generally will be subject to taxation on dividends (other than capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income instead of lower capital gain rates. Regular corporations (non-REIT “C” corporations) generally are subject to Federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gain rates which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of Federal income taxation than if such income were earned by a regular corporation, subjected to tax at regular corporate rates and taxed again on distribution either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

      While we generally will not be subject to corporate income taxes on income we distribute currently to shareholders, we will be subject to Federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be subject to the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) that is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because such failure is due to reasonable cause and not due to willful neglect and certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test and (b) the amount by which we fail the 95% gross income test (or, for taxable years beginning before October 23, 2004, the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test), multiplied, in each case, by (2) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to satisfy the asset tests discussed below in any taxable year beginning after October 22, 2004 (and a de minimis exception does not apply), or we fail certain other tests, the satisfaction of which are required to maintain our qualification as a REIT, and in either case our failure is due to reasonable cause and not due to willful neglect, we may elect to pay an excise tax of $50,000 per failure or, in the case of failure to satisfy the asset tests, if such amount is greater, an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the nonqualifying assets.

•	Seventh, if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax is paid at the corporate level.

•	Eighth, if we acquire any asset from a corporation that is or has been a “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the “C” corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date that we acquired the asset, then we will be subject to tax, pursuant to guidelines issued by the IRS, at the highest regular corporate tax rate on this gain to the extent of the built-in gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, each determined as of the date we acquired the asset).

•	Ninth, we will be subject to a 100% penalty tax on some payments we receive from (or on certain expenses deducted by) a taxable REIT subsidiary if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

Requirements for Qualification as a REIT — General
      The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic “C” corporation but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) of which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Section 542(a)(2) of the Code; and

(7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of pension funds.
      We believe that we have satisfied each of these conditions. In addition, our articles of incorporation provide for restrictions regarding transfer of our shares of capital stock and our continuing offer to certain partners of The Taubman Realty Group Limited Partnership (“TRG”) to exchange shares of our common stock for their units of partnership interest in TRG and include certain restrictions on who is entitled to exercise these rights. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we were to fail to satisfy these share ownership requirements, we would not meet the requirements for qualification as a REIT. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.
      In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.
      In the case of a REIT that is a partner in a partnership or a member of a limited liability company that is taxable as a partnership for Federal income tax purposes, IRS regulations provide that the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership or limited liability company) of the assets of the partnership or limited liability company (as the case may be), and the REIT will be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. The character of the assets and gross income of the partnership or limited liability company (as the case may be) retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Accordingly, our proportionate share of the assets, liabilities and items of income of TRG, including TRG’s proportionate share of the assets, liabilities, and items of income of The Taubman Company LLC (the “Manager”) and the shopping center joint ventures (provided that none of the joint ventures are taxable as corporations for Federal income tax purposes) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein (including the income and asset tests described below). For taxable years beginning after October 22, 2004, one exception to the rule described above is that for purposes of determining whether a REIT owns more than 10% of the total value of the securities of any issuer, a REIT’s proportional share of the securities held by a partnership is not based solely on the REIT’s capital interest in the partnership but may also include the REIT’s interest in certain debt securities of the partnership held by the REIT (excluding certain debt securities that are not otherwise taken into account in applying the 10% of total value test described below). See “Asset Tests” below.

Income Tests
      We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including “rents from real property” and mortgage interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. Nevertheless, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.
      For taxable years beginning before October 23, 2004, any gross income arising from certain hedging transactions into which we entered to reduce the interest rate risks with respect to any borrowings incurred or to be incurred by us to acquire or carry real estate assets would have been treated as qualifying income under the 95% gross income test. For taxable years beginning after October 22, 2004, this rule has been changed to exclude from the 95% gross income test any gross income arising from a “clearly identified” hedging transaction into which we enter to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings incurred or to be incurred by us to acquire or carry real estate assets.
      Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	Second, except for rents received from a taxable REIT subsidiary, as discussed below, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in such tenant (a “related-party tenant”);

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property;”

•	Fourth, if rent is received from a taxable REIT subsidiary of a REIT with respect to any property, such rent will not qualify as “rents from real property” in satisfying the gross income tests if more than 10% of the leased space at the property is leased to taxable REIT subsidiaries and related-party tenants, or the rents received from such property are not substantially comparable to rents paid by other tenants (except related-party tenants) of the REIT’s property for comparable space; and

•	Fifth, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through either an independent contractor from whom the REIT derives no revenue or a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not considered primarily “for the convenience of the occupant” of the property.

      Substantially all of our income is derived from our partnership interest in TRG. Currently, TRG’s real estate investments give rise to income that enables us to satisfy all of the income tests described above. TRG’s income is largely derived from its interests in the shopping centers. This income generally qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. TRG also derives income from its membership interest in the Manager and, to the extent dividends are paid by Taub-Co Management IV, Inc. (“Taub-Co IV”), one of our taxable REIT subsidiaries, from TRG’s interest in Taub-Co IV.
      We believe that neither TRG nor any of the entities that own our shopping centers generally charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above). We believe that neither TRG nor any of the entities that own our shopping centers derives rent from a lease attributable to personal property leased in connection with real property that exceeds 15% of the total rents under that lease. In addition, although TRG or the entities that own our shopping centers may advance money from time to time to tenants for the purpose of financing tenant improvements, they do not intend to charge interest that will depend in whole or in part on the income or profits of any person.
      We do not believe that we derive rent from property rented to a related-party tenant; however, the determination of whether we own 10% or more of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by shareholders who own more than 10% of the value of our stock. In determining whether any shareholder will own more than 10% of the value of our stock, each individual or entity will be treated as owning common stock and preferred stock held by certain related individuals and entities. Accordingly, we cannot be absolutely certain whether all related-party tenants have been or will be identified. Although rent derived from a related-party tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, we believe that the aggregate amount of such rental income (and any other non-qualifying income) in any taxable year will not cause us to exceed the limits on non-qualifying income under such gross income tests.
      Neither TRG nor any of the entities that own our shopping centers intends to lease any property to a taxable REIT subsidiary unless it determines that not more than 10% of the leased space at such property would be leased to related-party tenants and our taxable REIT subsidiaries and the rents received from such leases would be substantially comparable to those received from other tenants (except rent from related-party tenants) of TRG or the entities that own our shopping centers for comparable space.
      TRG has entered into an agreement with the Manager pursuant to which the Manager provides services that TRG requires in connection with the operation of TRG’s shopping centers. As a result of TRG’s ownership interests in the Manager and Taub-Co IV, the Manager does not qualify as an independent contractor from which we derive no income. We believe, however, that no amounts of rent should be excluded from the definition of rents from real property solely by reason of the failure to use an independent contractor since an independent contractor will perform any services required to be performed by an independent contractor for rental income from our shopping centers to qualify as “rents from real property.”
      The Manager receives fees in exchange for the performance of certain management and administrative services, including fees to be received pursuant to agreements with us and TRG. A portion of those fees will accrue to us because TRG owns a limited partnership interest in the Manager. Our indirect interest in the management fees generated by the Manager generally results in non-qualifying income under the 75% and 95% gross income tests (at least to the extent attributable to properties in which TRG has no interest or to a joint venture partner’s interest in a property). In any event, we believe that the aggregate amount of such fees and any other non-qualifying income attributable to our indirect interest in the Manager in any taxable year has not exceeded and will not exceed the limits on non-qualifying income under the 75% and 95% gross income tests.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	(i) for taxable years beginning before October 23, 2004, we attach to our Federal income tax return a schedule of the sources of our income and any incorrect information on the schedule is not due to fraud with the intent to evade tax, or (ii) for taxable years beginning after October 22, 2004, following identification of the failure, we file with the IRS a schedule describing each item of our gross income.
      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “Taxation of Taubman Centers, Inc. — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income
      Any gain realized by us on the sale of any property (other than foreclosure property) held as inventory or primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by TRG) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. TRG owns interests in real property that is situated on the periphery of certain of its shopping centers. TRG intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning properties. However, TRG does intend to make occasional sales of its properties as are consistent with its investment objectives, and the IRS may contend that one or more of these sales is subject to the 100% penalty tax. In the event TRG determines a sale of property will generate prohibited transaction income, TRG will transfer such property to a taxable REIT subsidiary, and gain from such sale will be subject to the corporate income tax, as discussed below under “The Taxable REIT Subsidiary.”

Asset Tests
      At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets (including our allocable share of the assets held by TRG and the subsidiaries of TRG that are treated as partnerships for Federal income tax purposes) must consist of real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering by us of our stock or long-term (i.e., with a maturity of at least five years) debt offering of our Company, cash, cash items (including receivables), and government securities.

•	Second, not more than 25% of the value of our total assets may consist of securities, other than those securities includable in the 75% asset test.

•	Third, not more than 20% of the value of our total assets may consist of securities of one or more taxable REIT subsidiaries.

•	Fourth, except with respect to a taxable REIT subsidiary or securities includable in the 75% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer’s outstanding voting securities nor more than 10% of the total value of any one issuer’s outstanding securities, unless with respect to the 10% of total value limitation, the securities are among a limited list of excepted securities, including but not limited to “straight debt.”
      Securities issued by a corporation or partnership that would otherwise qualify as “straight debt” will not so qualify if we own (and a taxable REIT subsidiary in which we own a greater than 50% interest, as measured by vote or value, owns) non-straight debt securities of such issuer that represent more than 1% of the total value of all securities of such issuer.
      Debt instruments issued by a partnership that do not qualify as “straight debt” or for another safe harbor are (1) not taken into account as securities for purposes of the 10% value test to the extent of our interest as a partner in that partnership and/or (2) completely excluded from the 10% value test if at least 75% of the partnership’s gross income (excluding income from “prohibited transactions”) consists of income qualifying under the 75% gross income test. In addition, the 10% value test does not take into account as securities (1) any loan made to an individual or an estate, (2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between us and certain persons related to us), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments on obligations issued by) a non-governmental entity and (5) any security issued by another REIT.
      For taxable years beginning after October 22, 2004, we are deemed to own, for purposes of the 10% of total value limitation, the securities held by a partnership based on our proportionate interest in any securities issued by the partnership (excluding “straight debt” and the securities described in the second sentence of the preceding paragraph). Thus, our proportionate share is not based solely on our capital interest in the partnership but may also include our interest in certain debt securities issued by the partnership.
      We are deemed to own a proportionate share of all of the assets owned by TRG and by the non-corporate entities which own our shopping centers and in which TRG is (directly or through other non-corporate entities) a partner or member. We believe that more than 75% of the value of these assets qualify as “real estate assets.” An election has been made or will be made to treat each of TRG’s direct or indirect corporate subsidiaries as a taxable REIT subsidiary. Further, we believe that the value of our proportionate share of TRG’s interest in securities of taxable REIT subsidiaries does not exceed 20% of the value of our assets, and we do not expect that it will exceed 20% in the future.
      We currently hold an indirect stock interest in T-I REIT, Inc., which has elected to be taxed as a REIT for Federal income tax purposes. As a REIT, T-I REIT, Inc. is subject to the various REIT qualification requirements. We believe that T-I REIT, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for Federal income tax purposes and will continue to be organized and operated in this manner. If T-I REIT, Inc. were to fail to qualify as a REIT, our interest in T-I REIT, Inc. would cease to be a qualifying real estate asset for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation generally applicable to our ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If T-I REIT, Inc. were to fail to qualify as a REIT, we would not meet the 10% voting stock limitation and the 10% value limitation with respect to our interest in T-I REIT, Inc., and we would fail to qualify as a REIT.
      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could result from our increasing our interest in TRG, the exercise by limited partners of their rights to exchange units of partnership interest in TRG for our shares pursuant to the continuing offer or an additional capital contribution of proceeds to TRG from an offering of our shares of beneficial interest.
      For taxable years beginning after October 22, 2004, we will not lose our status as a REIT for failure to satisfy the 5% asset test or the 10% asset test if the failure is due to the ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter or $10 million, provided that we either dispose of the non-qualifying assets within six months after the last day of the quarter in which we identify the failure or otherwise meet the requirements of the 5% asset test or the 10% asset test by the end of such quarter (the “De Minimis Exception”). If we fail to meet any of the asset tests described above in a taxable year beginning after October 22, 2004, and the failure exceeds the De Minimis Exception, we will still be deemed to satisfy the asset tests if, following our identification of the failure, we file a schedule with a description of each asset that caused the failure, the failure was due to reasonable cause and not willful neglect, we dispose of the non-qualifying assets within six months after the last day of the quarter in which we identified them, and we pay an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest rate of income tax applicable to corporations by the net income generated by the non-qualifying assets for the period beginning on the first day of the failure to meet the asset tests and ending on the day we dispose of the non-qualifying assets or the end of the first quarter in which there is no longer a failure to satisfy the asset tests. We believe we have maintained, and intend to continue to maintain, adequate records of the value of our assets to enable us to comply with the asset tests and to take such other actions within six months after the close of any quarter as may be required to cure any noncompliance. If we were to fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

The Taxable REIT Subsidiary
      The Code provides that a REIT may own more than 10% of the voting power and value of securities in a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation, other than a REIT, (a) in which the REIT directly or indirectly owns stock, and (b) as to which an election has been jointly made to treat the corporation as a taxable REIT subsidiary. In addition, any corporation (other than a REIT) is a taxable REIT subsidiary if a taxable REIT subsidiary of a REIT owns directly or indirectly (i) securities having more than 35% of the total voting power of the outstanding securities of the corporation, or (ii) securities with a value of more than 35% of the total value of the outstanding securities of the corporation. As discussed under “Asset Tests” above, not more than 20% of the fair market value of a REIT’s assets can consist of securities of taxable REIT subsidiaries, and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.
      Although the activities and income of a taxable REIT subsidiary are subject to the corporate income tax, a taxable REIT subsidiary is permitted to engage in activities and render services the income from which, if earned directly by the REIT, might disqualify the REIT. Additionally, under certain limited conditions described above, a REIT may receive rental income from a taxable REIT subsidiary that will be treated as qualifying income for purposes of the income tests.
      The amount of interest on related-party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is generally permitted to deduct interest payments to unrelated parties without any restrictions other than those that would apply irrespective of REIT status.
      Any amount by which a REIT overstates its income or understates its deductions, or understates the income or overstates the deductions of its taxable REIT subsidiary, will be (unless certain exceptions apply) subject to a nondeductible 100% Federal excise tax. Moreover, if an exception from the 100% excise tax applies, the IRS is permitted to reallocate costs between a REIT and its taxable REIT subsidiary if the REIT’s charges to its taxable REIT subsidiary are not at arm’s length. In that case, any taxable income allocated to, or deductible expenses allocated away from, a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to an interest charge.

Annual Distribution Requirement
      To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), (ii) plus 90% of our net income (after tax), if any, from foreclosure property, (iii) minus the excess of the sum of particular items of our non-cash income (i.e., income attributable to leveled stepped rents, original issue discount on debt, or a like-kind exchange that is later determined to be taxable) over 5% of our “REIT taxable income” as described and computed above. If we dispose of any asset having built-in gain during the 10-year period beginning on the date that we acquired the asset, the built-in gain (after tax), if any, recognized on the disposition of such asset would be included in our “REIT taxable income” for purposes of the distribution requirement.
      We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions in January are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of our capital stock (to the extent that such holders are not otherwise exempt from tax on our dividends by reason of being tax-exempt entities) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. To be counted in meeting the 90% distribution requirement, the amount distributed must not be preferential; that is, every shareholder of the class of stock with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on such income at corporate tax rates.
      Our REIT taxable income consists substantially of our distributive share of the income of TRG. Currently, our REIT taxable income is less than the cash flow we receive from TRG as a result of the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.
      It is possible that from time to time we may not have sufficient cash or other liquid assets to meet this distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, then in order to meet the distribution requirement, we may need to arrange for short-term, or possibly long-term, borrowings or we may need to pay dividends in the form of taxable stock dividends.
      We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends and being disqualified as a REIT. Nonetheless, we will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
      Furthermore, if we should fail to distribute during any calendar year (or in the case of distributions with declaration dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year,

95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods, then we would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax was paid at the corporate level. Because the amount actually distributed is deemed, for purposes of these calculations, to include amounts on which the REIT was required to pay a corporate-level tax, such as retained capital gains, the 4% excise tax is not in fact imposed on retained capital gains. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.
     Failure to Qualify
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will generally be taxable in the same manner as “C” corporation distributions, and subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Taxation of Taxable U.S. Shareholders
      As used below, the term “U.S. shareholder” means a holder of shares of our Series H preferred stock who (for United States Federal income tax purposes):

•	is a citizen or resident of the United States;

•	is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of an entity taxed as a partnership, Treasury Regulations provide otherwise;

•	is an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•	is a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust.
      Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence, and treated as United States persons, prior to August 20, 1996, and that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

Distributions Generally
      As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than “qualified dividend income” or dividends designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations.
      For purposes of determining whether distributions to holders of shares are made out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock. To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted basis which each U.S. shareholder has in his shares for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.
      Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions
      Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. U.S. shareholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. We allocate capital gain dividends between the holders of preferred stock and common stock based on the ratio that the total amount of dividends paid or made available to a class of stock for the taxable year bears to the total dividends paid or made available to all classes of stock for the taxable year.

Retention of Net Long-Term Capital Gains
      We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Capital Gain Classification
      We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.
      We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.
      Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income
      We may elect to designate a portion of our distributions paid to non-corporate U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided generally that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution and the shareholder meets certain other holding period requirements. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is generally equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from domestic (and certain foreign) non-REIT “C” corporations (including our corporate subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the Federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired by us in a carry-over basis transaction from a non-REIT “C” corporation or held by us on the first day of a taxable year for which we first requalify as a REIT after being subject to tax as a “C” corporation for more than two years (less the amount of corporate tax on such income).
      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation with respect to which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

Passive Activity Losses and Investment Interest Limitations
      Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income in some circumstances.

Dispositions of Shares
      If you are a U.S. shareholder and you sell or dispose of your shares, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year. In general, if you are a U.S. shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying holding period rules set forth in the Code), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains or to the extent you were required to recognize long-term capital gain in respect of our retained net long-term capital gain, as described above.

Reduction in Certain Tax Rates
      The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring through December 31, 2008) and for ordinary income generally from 38.6% to 35% (for tax years through 2008). Generally, dividends from non-REIT C corporations will be taxed at capital gain rates, as opposed to ordinary income rates (for tax years through 2008). Without future congressional action, in 2009 the maximum tax rate on long-term capital gains will return to 20%, and dividends from non-REIT C corporations will be taxed at ordinary income tax rates, and the maximum ordinary income tax rate on dividends will increase to 39.6% in 2011. Because we are not generally subject to Federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income.
      However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

•	your long-term capital gains, if any, recognized on the disposition of our shares;

•	our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain,” in which case such distributions would continue to be subject to a 25% tax rate); and

•	our “qualified dividend income.”

Backup Withholding and Information Reporting
      We report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The back-up withholding rate currently is 28%. A U.S. shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “Taxation of Non-U.S. Shareholders.”
Taxation of Tax-Exempt Shareholders
      The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity, subject to the exception discussed below for dividends paid by a “pension held REIT.” Based on that ruling, provided that a tax-exempt shareholder (except tax-exempt shareholders described below) has not held its shares as “debt financed property” within the meaning of the Code (generally, shares, the acquisition of which was financed through a borrowing by the tax-exempt shareholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.
      For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, and certain other tax-exempt entities, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” may be treated as UBTI as to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the interests in the REIT.
      Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”
      A REIT is a “pension held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.
      The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

•	the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to

•	the total gross income of the REIT.
      A de minimis exception applies where the percentage is less than 5% for any year.
Redemption of Preferred Stock
      A redemption of the preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, preferred stock actually owned by the shareholder as well as preferred stock considered to be owned by such shareholder by reason of certain constructive ownership rules set forth in the Code must generally be taken into account. If a shareholder of preferred stock owns (actually or constructively) no shares of our common stock or an insubstantial percentage of our common stock, a redemption of the preferred stock held by such shareholder is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend.” Because the determination as to whether any of the alternative tests set forth in Section 302(b) of the Code will be satisfied with respect to any particular shareholder depends on the facts and circumstances at the time that the determination must be made, prospective shareholders of preferred stock should consult their own tax advisors to determine such tax treatment.
      If a redemption of preferred stock is treated as a distribution taxable as a dividend, the shareholder’s adjusted basis in the redeemed preferred stock for tax purposes will be transferred to such shareholder’s remaining shares of our Company. If the shareholder owns no other shares of our Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Taxation of Non-U.S. Shareholders
      The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates are complex, and the following is only a brief summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, including any reporting requirements.
      When we use the term “non-U.S. shareholder,” we mean a holder of shares who (for United States Federal income tax purposes) is not a U.S. Shareholder. See “Taxation of Taxable U.S. Shareholders,” above.

Distributions
      Unless a non-U.S. shareholder owns more than 5% of our Series H preferred stock at any time during the taxable year, or our Series H preferred stock is not regularly traded on an established securities market located in the United States, a distribution made by us with respect to our stock will generally be treated as a dividend of ordinary income to the extent the distribution is made out of our current or accumulated earnings and profits.
      Distributions treated as a dividend of ordinary income will generally be subject to withholding of United States Federal income tax on a gross income basis (that is, without allowance of deductions) at a 30% rate unless an applicable tax treaty reduces that rate and the non-U.S. shareholder files an IRS Form W-8BEN. However, distributions treated as a dividend of ordinary income will be subject to a Federal income tax on a net basis (that is, after allowance of deductions) when the dividend is treated as effectively connected with the non-U.S. shareholder’s conduct of a United States trade or business and the non-U.S. shareholder has filed an IRS Form W-8ECI with us. In this event, as long as certain certification and disclosure requirements are met, the dividend will be taxed at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends and will generally not be subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
      Under current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of the country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.
      If we make a distribution in excess of our current or accumulated earnings and profits, the distribution will not be taxable to a non-U.S. shareholder to the extent it does not exceed the adjusted basis of the shareholder’s shares. Instead, the distribution will reduce the adjusted basis of the shareholder’s shares. If the distribution does exceed the adjusted basis of a non-U.S. shareholder’s shares, the distribution will result in gain from the sale or exchange of the non-U.S. shareholder’s shares. We discuss the tax treatment of this gain in further detail below. For withholding purposes, we treat all distributions as if made out of our current or accumulated earnings and profits. However, the IRS will generally refund amounts that are withheld if it is determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.
      We expect to withhold United States Federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1) a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s conduct of a United States trade or business.
      In any event, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s United States tax liability with respect to the distribution is less than the amount withheld.
      A distribution to a non-U.S. shareholder that we properly designate as a capital gain dividend at the time of distribution that does not arise from our disposition of a United States real property interest generally will not be subject to United States Federal income taxation unless any of the following are true:

•	investment in the shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be taxed on the gain at the same rates as U.S. shareholders (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be taxed at a rate equal to 30% of the individual’s capital gains.
      Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions made by us with respect to our Series H preferred stock to non-U.S. shareholders that hold more than 5% of our Series H preferred stock at any time during the taxable year, which distributions are attributable to gain from our sale or exchange of United States real property interests, will cause the non-U.S. shareholders to be treated as recognizing this gain as income effectively connected with a United States trade or business. This same treatment would also apply to distributions to non-U.S. shareholders that own 5% or less of our Series H preferred stock if our Series H preferred stock is not regularly traded on an established securities market located in the United States. Non-U.S. shareholders would generally be taxed at the same rates as U.S. shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals) on these distributions. Also, a non-U.S. shareholder that is a corporation may be subject to a 30% branch profits tax on this distribution. Under such circumstances, we are generally required to withhold 35% of any such distribution. This amount is creditable against the non-U.S. shareholder’s United States Federal income tax liability.
      Unless a non-U.S. shareholder holds more than 5% of our Series H preferred stock at any time during the taxable year, or our Series H preferred stock is not regularly traded on an established securities market located in the United States, a non-U.S. shareholder is not taxable on a distribution attributable to gain from our sale or exchange of United States real property interests as if the gain were income effectively connected with a United States trade or business. Instead, such non-U.S. shareholder is taxed on the distribution as a dividend that is not a capital gain dividend, and the branch profits tax does not apply to such distribution.
      We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares on behalf of a non-U.S. shareholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Sale of Shares
      Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA, a sale or exchange of shares by a non-U.S. shareholder generally will not be subject to United States Federal income taxation. Our shares will not constitute a “United States real property interest” if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. shareholders held, directly or indirectly, less than 50% in value of the REIT’s shares. We believe that we are, and expect to continue to be, a “domestically-controlled REIT” and, therefore, the sale of our shares should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are or will be a “domestically-controlled REIT.”
      If we are not or cease to be a “domestically-controlled REIT,” a non-U.S. shareholder’s sale or exchange of shares would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest,” assuming our Series H preferred stock is regularly traded (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), only if the seller owned (actually or constructively) more than 5% of our Series H preferred stock during the applicable testing period. If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same United States Federal income tax treatment with respect to the gain as a U.S. shareholder (subject to any applicable alternative minimum tax, a special alternate minimum tax, in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.
      Notwithstanding the foregoing, a non-U.S. shareholder who recognizes gain from the sale or exchange of our Series H preferred stock which is not subject to FIRPTA will be subject to United States taxation if:

•	the non-U.S. shareholder’s investment is effectively connected with a United States trade or business (or, if an income treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States. In this case, the non-U.S. shareholder will be subject to a 30% United States withholding tax on the amount of the gain.

Backup Withholding Tax and Information Reporting
      Backup withholding tax generally is a withholding tax imposed on certain payments to persons that fail to furnish certain information under the United States information reporting rules, as discussed above under “Backup Withholding and Information Reporting.” Non-U.S. shareholders will generally not be subject to backup withholding tax and information reporting for distributions they receive from us.
      As a general matter, backup withholding and information reporting will generally not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale by a noncorporate shareholder of stock by or through a foreign office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes; or

•	is a foreign partnership which generally is owned more than 50% by U.S. persons and/or is engaged in the conduct of a trade or business in the United States.
      Treasury Regulations provide certain presumptions if the shareholder fails to provide certain required documentation. Failure to provide the documentation may result in backup withholding. You are urged to consult your advisor regarding the required documentation and the backup withholding rules.

Tax Aspects of TRG
      The following discussion summarizes certain Federal income tax considerations applicable solely to our investment in TRG. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

Classification
      We are entitled to include in our income our distributive share of TRG’s income and to deduct our distributive share of TRG’s losses only if TRG is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation. TRG is entitled to include in its income its distributive share of the income or losses of any entity that owns our shopping centers only if such entity is classified as a partnership or a disregarded entity for Federal income tax purposes.
      An entity will be classified as a partnership or a disregarded entity rather than as a corporation or an association taxable as a corporation for Federal income tax purposes if the entity is treated as a partnership or a disregarded entity under Treasury Regulations, effective January 1, 1997, relating to entity classification.
      In general, under these classification regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for Federal income tax purposes. An unincorporated entity, such as a limited liability company, that has only one member and that does not elect to be classified as a corporation will be disregarded. The Federal income tax classification of an entity that was in existence prior to January 1, 1997, such as TRG and many of the entities that own our shopping centers, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the Federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996, that the classification of the entity was under examination.
We believe that TRG and each entity that existed prior to 1997 and that owns any of our shopping centers reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for Federal income tax purposes. TRG and the entities that own our shopping centers intend to continue to be classified as partnerships or disregarded entities for Federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the entity classification regulations.
      We also believe that the trust in which we own an interest (“The TRG Trust”) is not taxable as a corporation for Federal income tax purposes. No assurance can be given, however, that the IRS will not challenge the non-corporate status of such trust for Federal income tax purposes. If such challenge were sustained by a court, such trust would be treated as a corporation for Federal income tax purposes, as described below. In addition, our belief is based on existing law, which is to a great extent the result of administrative and judicial interpretation. We cannot be certain that administrative or judicial changes would not modify these conclusions.
      If for any reason, The TRG Trust were taxable as a corporation rather than as a trust for Federal income tax purposes, we would be unable to satisfy the asset requirements for REIT status. See “Asset Tests.” If such trust were taxable as a corporation, items of income and deduction would not pass through to its beneficiary, which would be treated as a shareholder for tax purposes. The trust would be required to pay income tax at corporate tax rates on its net income, and distributions would constitute dividends that would not be deductible in computing the trust’s taxable income.

Partners, Not TRG, Subject to Tax
      A partnership such as TRG is not a taxable entity for Federal income tax purposes. Rather, we are required to take into account our allocable share of TRG’s income, gains, losses, deductions, and credits for any taxable year of TRG ending within or with our taxable year regardless of whether we have received or will receive a distribution from TRG.

Tax Allocations with Respect to Contributed Properties
      Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction, including depreciation, attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in such a manner that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. TRG’s partnership agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Accordingly, depreciation on any property contributed to TRG is allocated to each contributing partner in a manner designed to reduce the difference between such property’s fair market value and its tax basis, using methods that are intended to be consistent with statutory intent and Treasury Regulations under Section 704(c) of the Code. Any income, gain, loss, or deduction in excess of that specially allocated to the contributing partners pursuant to Section 704(c) of the Code is allocated to TRG’s partners in accordance with their percentage interests.

Sale of TRG’s Property
      Generally, any gain realized by TRG on the sale of property held by TRG or an entity that owns our shopping centers for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of TRG’s assets and the restatement of its capital accounts to fair market value, any built-in gain (or “Section 704(c) gain”) attributable to appreciation in the regional shopping center interests prior to the admission of the Company to TRG in late 1992, must, when recognized, be allocated to the contributing partners. Thus, we will not incur a tax on such Section 704(c) gains because (except as noted below) they must be allocated to partners in TRG other than us. In addition, any Section 704(c) gain with respect to properties contributed to TRG subsequent to our admission to TRG must be allocated to the contributing partners. As a consequence of our 1% pre-contribution interests in two of our shopping centers, we will be allocated an equivalent portion of Section 704(c) gain in the event of a disposition of either property. Further, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to TRG or otherwise held by TRG prior to our admission to TRG. Such allocations will permit us to claim larger depreciation deductions because we have, except as noted above, contributed solely unappreciated property. On the other hand, upon a revaluation of TRG’s assets, we will be treated as having Section 704(c) gain equal to the difference between their revalued fair market value and our share of the tax basis of TRG’s assets. As a result of this difference, our depreciation deductions will be reduced to take into account the disparity between fair market value and the tax basis of the assets that have been revalued. In addition, upon a taxable disposition of such revalued assets, we will be allocated our share of the remaining difference between their revalued fair market value and our share of the tax basis of TRG’s assets.
      Upon the sale of an asset, TRG is required to distribute to its partners an amount determined by reference to the greater of the tax liability of its partners other than us or our net capital gain. TRG’s partnership agreement provides for pro rata distributions to its partners in all cases. Accordingly, the distribution provisions in TRG’s partnership agreement should permit us to distribute 100% of our capital gain. As a result of the pro rata nature of the distribution provisions, however, it is possible that TRG will be required to distribute to its partners all of the proceeds from a sale of an asset.
      Our share of any gain realized by TRG on the sale of any property held by TRG or a non-corporate subsidiary of TRG as inventory or other property held primarily for sale to customers in the ordinary course of TRG’s or its non-corporate subsidiary’s trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Prohibited Transaction Income,” above. Such prohibited transaction income will also adversely affect our ability to satisfy the income tests for REIT status. See “Income Tests,” above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of TRG’s or its non-corporate subsidiary’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. TRG and its non-corporate subsidiaries intend to hold our shopping centers for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing, owning, and operating our shopping centers, including peripheral land, consistent with TRG’s and its non-corporate subsidiaries’ investment objectives. In the event TRG determines a sale of property will generate prohibited transaction income, TRG intends to transfer such property to a taxable REIT subsidiary. See “The Taxable REIT Subsidiary,” above.
Other Tax Consequences
      We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business, and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the Federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the Federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on a disposition of limited partnership units or an investment in our shares.
      If a shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. There may be other circumstances in which shareholders might be required to report their investment in us under tax shelter regulations. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

UNDERWRITING
      Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and we have agreed to sell to each underwriter the number of our shares of Series H preferred stock set forth opposite each underwriter’s name.

Name	Number of Shares

Wachovia Capital Markets, LLC
RBC Dain Rauscher Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.

Total

      The underwriting agreement provides that the obligations of the several underwriters to purchase our Series H preferred stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares if they purchase any of the shares.
      The underwriters, for whom Wachovia Capital Markets, LLC is acting as representative, propose to offer some of our Series H preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of our Series H preferred stock to dealers at the public offering price less a concession not to exceed $           per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per share on sales to other dealers.
      In connection with the offering of the Series H preferred stock, we have agreed that for 60 days after the date of this prospectus supplement, we will not offer, sell or otherwise dispose of, directly or indirectly, any other preferred stock substantially similar to our Series H preferred stock, without the prior written consent of Wachovia Capital Markets, LLC.
      The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Share		Total

Public offering price		$25.0000	$
Underwriting discount and commissions	$		$
Proceeds, before expenses, to us	$		$
      Prior to the offering, there has been no public market for our Series H preferred stock. We intend to apply to have our Series H preferred stock listed on the NYSE, and if the application is approved, we expect trading in our Series H preferred stock on the NYSE to begin within 30 days after the original issue date. In order to meet the requirements for listing our Series H preferred stock, the underwriters will undertake to sell lots of 100 or more shares of our Series H preferred stock to a minimum of 100 beneficial holders.
      Our Series H preferred stock is a new issue of securities with no established trading market, but we have been advised by the underwriters that they intend to make a market in our Series H preferred stock. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our Series H preferred stock.
      In order to facilitate the offering of our Series H preferred stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Series H preferred stock. Specifically, the underwriters may overallot in connection with the offering, creating a short position in our Series H preferred stock for their own account. In addition, to cover overallotments or to stabilize the price of the Series H preferred stock, the underwriters may bid for, and purchase shares of our Series H preferred stock in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing our Series H preferred stock in the offering, if they repurchase previously distributed Series H preferred stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for our Series H preferred stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.
      We expect to incur expenses of approximately $          in connection with this offering.
      Certain of the underwriters have performed investment banking, lending and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. An affiliate of one of the underwriters of this offering is a lender under our revolving credit facility and will receive some of the proceeds of this offering that will be used to temporarily repay a portion of the amount outstanding under our revolving credit facility. See “Use of Proceeds.”
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
      We expect that delivery of our Series H preferred stock will be made against payment therefor on or about July      , 2005, which is the           business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares before July      , 2005 will be required, by virtue of the fact that any such trade will settle in more than three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.
LEGAL MATTERS
      The legality of the Series H preferred stock and our qualification as a REIT for Federal income tax purposes will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Partners of Honigman Miller Schwartz and Cohn LLP own an aggregate of approximately 57,000 shares of our common stock, and Jeffery H. Miro, a partner of Honigman Miller Schwartz and Cohn LLP, is our corporate Secretary. The legality of our Series H preferred stock will be passed upon for the underwriters by Dickinson Wright PLLC, Detroit, Michigan. Hogan & Hartson L.L.P. has acted as counsel to the underwriters with respect to certain matters.
EXPERTS
      Our consolidated financial statements and related financial statement schedules as of and for the year ended December 31, 2004, the combined financial statements and related financial statement schedules of the Unconsolidated Joint Ventures of The Taubman Realty Group Limited Partnership as of and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Our consolidated financial statements and the combined financial statements of the Unconsolidated Joint Ventures of The Taubman Realty Group Limited Partnership as of December 31, 2003 and for the two years ended December 31, 2003, incorporated in this prospectus supplement by reference from our annual report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$500,000,000
TAUBMAN CENTERS, INC.
COMMON STOCK, PREFERRED STOCK,
DEPOSITARY SHARES, AND WARRANTS

     Taubman Centers, Inc. (the “Company”) may offer from time to time (i) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), (ii) in one or more series, shares of preferred stock (“Preferred Stock”), (iii) in one or more series, shares of Preferred Stock represented by depositary shares (“Depositary Shares”), and (iv) warrants to purchase Common Stock or Preferred Stock (“Warrants”) with an aggregate public offering price of up to $500 million in amounts, at prices, and on terms to be determined at the time of the offering. The Common Stock, Preferred Stock, Depositary Shares, and Warrants (collectively, the “Securities”) may be offered separately or together, in amounts, at prices, and on terms to be described in one or more supplements to this Prospectus (each, a “Prospectus Supplement”).
     The specific terms of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, as applicable: (i) in the case of Common Stock, the initial offering price; (ii) in the case of Preferred Stock, the title, the distribution, liquidation, redemption, conversion, voting, and other rights, and the public offering price; (iii) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each Depositary Share; and (iv) in the case of Warrants, the offering price, duration, exercise price, and detachability provisions. Such specific terms may also include limitations on direct or beneficial ownership and restrictions on transfer to assist in maintaining the Company’s qualification as a real estate investment trust (a “REIT”) for Federal income tax purposes or for other reasons.
     Each Prospectus Supplement will also contain any additional information not contained in this Prospectus relating to any material United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities offered by such Prospectus Supplement.
     The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth in, or will be calculable from, the information in the accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters, or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     See the discussion under the caption “Risk Factors” beginning on page 1 of this Prospectus for a discussion of certain factors relating to an investment in the Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 19, 1997.

      No person is authorized in connection with any offering made by this Prospectus to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of nor sale under this Prospectus or the related Prospectus Supplement shall under any circumstance create any implication that the information contained in this Prospectus or the related Prospectus Supplement is correct as of any date subsequent to the date of this Prospectus or the related Prospectus Supplement.

i

THE COMPANY
      The Company believes that it is organized and operates in such a manner so as to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). The Company is the managing general partner of The Taubman Realty Group Limited Partnership (“TRG”), an operating partnership that engages in the ownership, operation, management, leasing, acquisition, development, redevelopment, expansion, financing, and refinancing of regional shopping centers. TRG owns as its primary assets interests in regional retail shopping centers located throughout the United States (the “Taubman Shopping Centers” or “Centers”). TRG has interests in certain Centers through partnerships (the “Joint Ventures” and, together with the partnerships owning Taubman Shopping Centers that are 100% beneficially owned by TRG, the “Center Owners”) with unaffiliated third parties (the “Joint Venture Partners”). TRG also owns development projects for future regional shopping centers and more than a 99% beneficial interest in The Taubman Company Limited Partnership (the “Manager”), which manages the Taubman Shopping Centers and provides other services to TRG and the Company. TRG also owns the entire beneficial interest in various grantor trusts established by TRG (the “TRG Trusts”) to serve as TRG’s partners in the Center Owners of the wholly-owned Taubman Shopping Centers.
      See “Glossary” for the definitions of certain terms used in this Prospectus.
      The Company’s executive offices are maintained by the Manager at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48304, Telephone: (248) 258-6800.
RISK FACTORS
      Prospective investors should carefully consider, among other factors, the matters described below.
Equity Real Estate Investments
Economic Performance and Value of Shopping Centers Dependent on Many Factors
      Shopping center economic performance and values could be adversely affected by a number of factors, including changes in the national, regional, and local economic climate, the quality and philosophy of management, local conditions (such as the supply of retail space), the attractiveness of the properties to tenants and their customers, the ability and willingness of the owner to provide adequate maintenance and insurance, operating costs, and the public perception of the safety of customers at the shopping centers. In addition to the factors affecting economic performance of shopping centers, shopping center values could be adversely affected by such factors as government regulations and changes in real estate zoning and tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws. Adverse changes in one or more of these factors could adversely affect the Company’s income and cash available for distribution, as well as the value of its investment in TRG.
Dependence on Rental Income from Real Property
      Substantially all of the Company’s income is derived (through its interest in TRG) from rental income from real property. If the sales of stores operating in the Centers decline sufficiently, tenants might be unable to pay their existing minimum rents or expense recovery charges, since such rents and charges would represent a higher percentage of their sales. In addition, if there were such declines in sales, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. In a recessionary environment, such risks are increased.
      The Company’s income and cash available for distribution would be adversely affected if lessees were unable to meet their lease obligations or if one or more of the Center Owners were unable to lease space (or collect rental payments). In the event of default by a lessee, the relevant Center Owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment.

Inability to Compete
      The Taubman Shopping Centers compete with other retailers in attracting customers. Regional shopping centers face increasing competition from discount stores, outlet malls, discount shopping clubs, and direct mail and telemarketing. There are numerous shopping centers that compete with the Taubman Shopping Centers in seeking tenants to lease space in commercial properties and numerous companies that compete with TRG in seeking properties for acquisition or development. No assurance can be given that the Taubman Shopping Centers will be able to compete successfully in the future. The inability of one or more Taubman Shopping Centers to compete successfully would adversely affect TRG’s revenues and, consequently, the Company’s income and funds available to pay dividends.
Conflicts of Interest with Joint Venture Partners in Jointly Owned Centers
      Certain Taubman Shopping Centers are owned by Joint Ventures consisting of TRG and one or more Joint Venture Partners who have no interest in TRG. Sales or transfers of interests in the Joint Ventures are subject to various restrictive provisions and rights. These may work to the advantage or disadvantage of TRG because, among other things, TRG may have an opportunity to acquire the interests of the Joint Venture Partners on advantageous terms, or TRG may be required to make decisions as to the purchase or sale of interests in a Joint Venture at a time that is disadvantageous to TRG.
      In addition, the consent of each Joint Venture Partner could be required with respect to certain major transactions, such as refinancing, encumbering, or the expansion or sale of, the relevant Taubman Shopping Center. The interests of the Joint Venture Partners and those of TRG are not necessarily aligned in connection with the resolution of such issues. Accordingly, TRG may not be able to favorably resolve any such issue, or TRG may have to provide financial or other inducement to the Joint Venture Partner to obtain such resolution.
Failure to Qualify as a REIT
      Although the Company believes that it is organized and operates in such a manner so as to qualify as a REIT under the Code, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and applicable Treasury Regulations is also increased in the context of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company’s control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.
      If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company’s shareholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.
      Notwithstanding that the Company currently operates in a manner designed to qualify as a REIT, future economic, market, legal, tax, or other considerations may cause the Company to determine that it is in the best interest of the Company and its shareholders to revoke the REIT election. The Company would be disqualified to elect treatment as a REIT for the four taxable years following the year of such revocation.

Inability to Comply with REIT Distribution Requirements
REIT Requirements
      To obtain the favorable tax treatment for REITs qualifying under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its otherwise taxable income (after certain adjustments). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods. Failure to comply with the 95% distribution requirement would result in the Company failing to qualify as a REIT and the Company’s income being subject to tax at regular corporate rates.
Inability of the Company to Maintain its Distribution Policy
      The Company intends to make distributions to its shareholders to comply with the 95% distribution provision of the Code and to avoid the nondeductible excise tax discussed above. The Company’s income consists almost entirely of the Company’s share of the income of TRG, and the Company’s cash flow consists almost entirely of its share of distributions from TRG. No assurance can be given that the Company’s share of distributions from TRG will be sufficient to enable it to pay its operating expenses and meet the distribution requirements discussed above.
Bankruptcy of Others
Bankruptcy of Anchors
      Several department store companies operating anchors at regional shopping centers have filed for protection under the United States Bankruptcy Code. In TRG’s experience, anchors have continued to operate their stores at the Taubman Shopping Centers during bankruptcy proceedings, until and unless the proceedings have resulted in liquidation. In the event of liquidation, the store site and related property (or the leasehold interest) are generally sold at auction. In TRG’s experience, the bankruptcy of department store companies has not had a materially adverse effect on TRG’s financial condition; however, anchor closings could result in reduced customer traffic and lower mall tenant sales.
      Over time, there has been a consolidation in the department store industry. As a result, there are fewer independent department store chains in existence today. Accordingly, the bankruptcy of any one department store chain could involve more anchors at the Taubman Shopping Centers (and, therefore, could have a greater effect on TRG) than may have been the case when there was less concentration in the department store industry.
Bankruptcy of Mall Tenants
      Mall tenants at Taubman Shopping Centers may seek the protection of the bankruptcy laws, which could result in the termination of such tenants’ leases and thus cause a reduction in the cash flow generated by the Taubman Shopping Centers.
Bankruptcy of Joint Venture Partners
      The bankruptcy of a Joint Venture Partner could adversely affect the relevant Taubman Shopping Center, principally because of the problems created by dealing with a bankruptcy court regarding material partnership decisions. Under the bankruptcy laws, TRG would be precluded by the automatic stay from taking certain actions which affect the estate of the Joint Venture Partner without prior approval of the bankruptcy court, which would, in most cases, entail prior notice to other parties and a hearing in the bankruptcy court. At a minimum, the requirement of approval may delay the taking of such actions. If a Joint Venture has incurred recourse obligations, the discharge in bankruptcy of a Joint Venture Partner might result in the ultimate liability of TRG for a greater portion of such obligations than it would otherwise bear. In addition, even in situations where the Joint Venture Partner (or its estate) was not completely relieved of liability for such obligations, TRG, as a general partner of the Joint Venture, might be required to satisfy such obligations and then rely upon a claim against the Joint Venture Partner’s estate for reimbursement.
Effect of Uninsured Loss on Profitability
      Each Center Owner carries comprehensive liability, fire, flood, earthquake, extended coverage, and rental loss insurance, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as from wars, riots, or civil disturbances) that are generally not insured either because they are uninsurable or not economically insurable. Should an uninsured loss occur, the Center Owner could lose capital invested in, and anticipated profits from, the property, which would nevertheless continue to be subject to the obligation of any mortgage indebtedness. Any such loss could adversely affect the profitability and cash flow of TRG and, therefore, the Company. The Company believes that the Taubman Shopping Centers are adequately insured in accordance with industry standards.
Liabilities for Environmental Matters
      Under various Federal, state and local environmental laws, ordinances, and regulations, the Company, TRG, or the Manager, as the case may be, in connection with the ownership (direct or indirect), operation, management, and development of real properties, may be considered an owner or operator of such properties or may have arranged for the disposal or treatment of hazardous or toxic substances, and therefore may become potentially liable for removal or remediation costs, as well as certain other potential costs that could relate to such hazardous or toxic substances (including governmental fines and injuries to persons and property). Such laws often impose liability without regard to whether the owner or operator knows of, or was responsible for, the release of such hazardous or toxic substances.
      Of the Centers, one is located in a region that has been used extensively to store various petroleum products; one is located over an oil field and several abandoned oil wells and is adjacent to an active oil production facility; and one is situated on land that was previously used as a landfill.
      In addition, certain environmental laws impose liability for release of asbestos-containing materials (“ACMs”) into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. There are ACMs at most of the Taubman Shopping Centers, primarily in the form of floor tiles and mastics.
      Although there can be no assurances, the Company is not aware of any environmental liability relating to the above matters or generally to the Taubman Shopping Centers or any other property in which the Company, TRG, or the Manager has or had an interest (whether as an owner or operator) that the Company believes would have a material adverse effect on the Company’s or TRG’s business, assets, or results of operations. The existence of any such environmental liability could have an adverse effect on TRG’s cash flow and the funds available to the Company to pay dividends.
Treatment of Assets of the Company as Plan Assets under ERISA
      The Company believes that shares of Common Stock are, and that other Securities offered hereby will be, “publicly-offered securities” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that, consequently, the assets of the Company are not, and will not be, “plan assets” of an ERISA plan, individual retirement account, or other non-ERISA plan that invests in the Common Stock or such Securities. Were the Company’s assets deemed to be plan assets of any such plan, then TRG’s and the Company’s ability to engage in business transactions would be hampered because: (i) certain persons exercising discretion as to the Company’s assets might be considered to be fiduciaries under ERISA; (ii) transactions involving the Company undertaken at their direction or pursuant to their advice might violate ERISA; and (iii) certain transactions that the Company might enter into in the ordinary course of its business might constitute “prohibited transactions” under ERISA and the Code.

Sale of the Taubman Shopping Centers
      Under TRG’s partnership agreement, upon the sale of a Center or TRG’s interest in a Center, TRG may be required to distribute to its partners all of the cash proceeds received by TRG from such sale. If TRG made such a distribution, the sale proceeds would not be available to finance TRG’s activities, and the sale of a Center may result in a decrease in funds generated by continuing operations and in distributions to TRG’s partners, including the Company.
Restrictions on Control of TRG
      TRG’s Partnership Committee has final authority over the management of TRG’s business. As a result of provisions in TRG’s Partnership Agreement, the Company may not be able to designate a majority of the members of the Partnership Committee prior to owning, under certain circumstances, up to 61.5% of TRG.
Ownership Limit and Other Provisions of the Articles and Bylaws
      The general limitation on ownership of the Company’s Regular Capital Stock and other provisions of the Company’s Articles and Bylaws could have the effect of discouraging offers to acquire the Company and of inhibiting a change of control, which could adversely affect the shareholders’ ability to receive a premium for their shares in connection with such a transaction. See “Certain Provisions of the Articles of Incorporation and Bylaws” and “Restrictions on Transfer.”
USE OF PROCEEDS
      Unless otherwise specified in the applicable Prospectus Supplement, the Company anticipates that the net proceeds from the Company’s sale of the Securities will be available for general corporate purposes, which may include the acquisition of additional regional retail shopping centers, other properties, interests in such centers or other properties, or additional interests in TRG. TRG may use any proceeds that the Company contributes or otherwise transfers to TRG to repay or prepay indebtedness of TRG, including secured indebtedness, finance capital expenditures, including expansions and development activities, acquisitions, working capital, and for other general partnership activities.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
      The Company does not have, and has not had, any outstanding indebtedness or Preferred Stock. The applicable Prospectus Supplement with respect to an offering of Securities will include a pro forma ratio of earnings to combined fixed charges and preferred stock dividends, if applicable.
CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS
      Set forth below is a description of certain provisions of the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and the Company’s Bylaws (the “Bylaws”) as in effect on the date of this Prospectus. The description is a summary only, and is qualified in its entirety by reference to the Articles and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.
      Under the Articles, the Company is authorized to issue a total of 300 million shares of Capital Stock, consisting of 250 million shares of Common Stock and up to 50 million shares of Preferred Stock. The term “Capital Stock” means Common Stock, Preferred Stock, and Excess Stock, and the term “Regular Capital Stock” means shares of Common Stock and Preferred Stock that have not become Excess Stock. See “Restrictions on Transfer.”

Staggered Board of Directors
      The Bylaws provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The Articles provide that 40% of the Company’s Directors must be “Independent,” as defined in the Articles (in general, a Director is Independent if he is not affiliated with A. Alfred Taubman or his affiliates or certain pension trusts of General Motors Corporation or their affiliates (the “GM Trusts”)). The classification of the Board of Directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors because only a minority of the directors are elected at any one time. The Company believes, however, that the longer terms associated with the classified Board of Directors will help to ensure continuity and stability of the Company’s management and policies.
      The classification provisions could also have the effect of discouraging a third party from accumulating a large block of the Company’s stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders.
Number of Directors; Removal
      The Articles provide that the number of directors will be fixed by the Bylaws. The Bylaws currently provide that the number of directors will be 11 or such greater number as is necessary to ensure that 40% of the directors are Independent Directors.
      Directors may be removed only upon the affirmative vote of two-thirds of the outstanding shares of Capital Stock entitled to vote.
Preferred Stock
      The Articles authorize the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, rights (including voting and conversion rights), and other terms of such series. See “Description of Preferred Stock.” The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with increased flexibility in meeting corporate needs. All authorized but unissued shares of Preferred Stock and Common Stock are available for issuance without further action by the Company’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded. The Board of Directors could issue a series of Preferred Stock that (because of its terms) could impede a merger, tender offer, or other transaction that some of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-prevailing market prices for their shares.
Amendment of Articles of Incorporation and Bylaws
      The Articles may be amended only by the affirmative vote of two-thirds of the outstanding Capital Stock entitled to vote. A majority of the disinterested members of the Board of Directors, together with a majority of the disinterested Independent Directors, may amend the Bylaws at any time, except with respect to a bylaw that is adopted by the shareholders and that, by its terms, can be amended only by the shareholders. The shareholders can amend the Bylaws only upon the affirmative vote of two-thirds of the outstanding Capital Stock entitled to vote.
Ownership Limit
      The General Ownership Limit set forth in the Company’s Articles could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such acquisition. See “Restrictions on Transfer.”

DESCRIPTION OF COMMON STOCK
      Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available for the payment of dividends. In the event of the liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock.
      Currently, a majority of the outstanding shares of Common Stock is required for a quorum. Any action requiring shareholder approval (other than the election of directors) will be approved upon the affirmative vote of the holders of two-thirds of the outstanding shares of Capital Stock entitled to vote (currently, two-thirds of the outstanding shares of Common Stock because no Preferred Stock has been issued). Directors are elected by a plurality of the votes cast. Holders of Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of Common Stock do not have preemptive rights, which means they have no right to acquire additional securities that the Company may issue. See “Restrictions on Transfer” and “Certain Provisions of the Articles of Incorporation and Bylaws.”
      The Common Stock is listed on The New York Stock Exchange (symbol: TCO). The registrar and transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C.
DESCRIPTION OF PREFERRED STOCK
General
      The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate.
      The Board of Directors is authorized to establish, from time to time, one or more series of Preferred Stock and to establish the number of shares in each series and to fix the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such series, without any further vote or actions by the shareholders, unless such action is required by applicable law or the rules of a stock exchange or automated quotation system on which the Company’s securities may be listed. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, the Board may afford the holder of any series of Preferred Stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.
      The Prospectus Supplement relating to any Preferred Stock offered by such Prospectus Supplement will contain the specific terms of the offered shares, including:

(i) the title of such Preferred Stock;

(ii) the number of shares of such Preferred Stock offered, the liquidation preference per share, and the offering price of such Preferred Stock;

(iii) the dividend rate, payment date, or method of calculating the foregoing applicable to such Preferred Stock;

(iv) the date from which dividends on such Preferred Stock will accumulate, if applicable;

(v) the procedures for any auction and remarketing, if any, for such Preferred Stock;

(vi) the provision for any sinking fund for such Preferred Stock;

(vii) any redemption provisions applicable to such Preferred Stock;

(viii) any listing of such Preferred Stock on any securities exchange;

(ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculating the conversion price);

(x) whether interests in such Preferred Stock will be represented by Depositary Shares;

(xi) any other specific terms, preferences, rights, limitations, or restrictions of such Preferred Stock;

(xii) a discussion of all material Federal income tax considerations applicable to such Preferred Stock that are not discussed in this Prospectus;

(xiii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of the Company;

(xiv) any limitations on issuance of any series of Preferred Stock ranking senior to, or on a parity with, such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of the Company; and

(xv) any limitations on direct or beneficial ownership and restrictions on transfer in addition to the General Ownership Limit. See “Restrictions on Transfer.”
Rank
      Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of the Company, rank (i) senior to the Common Stock of the Company and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term “equity securities” does not include convertible debt securities.
Dividends
      Holders of the Preferred Stock of each series will be entitled to receive, when, as, and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on the record date fixed by the Board of Directors.
Redemption
      If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times, and at the redemption prices set forth in such Prospectus Supplement.
      The Prospectus Supplement relating to shares of a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions to be specified in the applicable Prospectus Supplement.
      Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of series of Preferred Stock have been paid or contemporaneously are declared and paid or are declared and a sum sufficient for the payment of such dividends has been set apart for payment for all past distribution periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been paid or contemporaneously are declared and paid or are declared and a sum sufficient for the payment of such dividends has been set apart for payment for the then current dividend period, no shares of any series of Preferred Stock may be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed. The foregoing limitation will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the Company’s REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.
      In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been paid or contemporaneously are declared and paid or are declared and a sum sufficient for the payment of such dividends has been set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been paid or contemporaneously are declared and paid or are declared and sum sufficient for the payment of such dividends has been set apart for payment for the then current dividend period, the Company may not purchase or otherwise acquire (directly or indirectly) any shares of Preferred Stock of such series (except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation). The foregoing limitation will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the Company’s REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.
      If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by each holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.
      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place(s) where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder’s conversion rights, if any, as to such shares will terminate. If fewer than all of the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each holder of such series will also specify the number of shares of Preferred Stock to be redeemed from each holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, then before any dividend or payment may be made to the holders of the Common Stock, which will rank junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution, or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share of Preferred Stock (set forth in the applicable Prospectus Supplement), plus an amount equal to all accrued but unpaid dividends (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock, then the holders of the Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
      If the liquidating distributions have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of Common Stock according to their respective number of shares. For such purposes, neither the consolidation or merger of the Company with or into any other corporation or entity nor the sale, lease, or conveyance of all or substantially all of the property or business of the Company will be deemed to constitute a liquidation, dissolution, or winding up of the Company.
Voting Rights
      Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.
      Unless otherwise indicated in the applicable Prospectus Supplement, whenever dividends on any shares of Preferred Stock are in arrears for six or more quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period have been paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly distributions have been paid regularly. In such case, the Board of Directors will be increased by two directors.
      Unless otherwise provided for any series of Preferred Stock, as long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter, or repeal the provisions of the Company’s Articles, whether by merger, consolidation, or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege, or voting power of such series of Preferred Stock or the holders of such series; however, as long as the Preferred Stock remains outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of an Event described in clause (ii) above will not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of holders of Preferred Stock, and (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of

Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.
      The foregoing voting provisions will not apply if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of such series of Preferred Stock have been redeemed or called for redemption, and sufficient funds have been deposited in trust to effect such redemption.
Conversion Rights
      The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.
Registrar and Transfer Agent
      The registrar and transfer agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement. See “Restrictions on Transfer” and “Certain Provisions of the Articles of Incorporation and Bylaws.”
DESCRIPTION OF DEPOSITARY SHARES
General
      The Company may issue receipts (“Depositary Receipts”) for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a “Deposit Agreement”) among the Company, the depositary named in such Depositary Agreement (the “Preferred Stock Depositary”), and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption, and liquidation rights).
      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue the Depositary Receipts on behalf of the Company. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.
Dividends
      The Preferred Stock Depositary will distribute all cash dividends received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates, and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

      In the event of a dividend other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such dividends, subject to certain obligations of holders to file proofs, certificates, and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.
      No dividend will be paid to the record holder of any Depositary Receipt to the extent that it represents any Preferred Stock converted into Excess Stock.
Withdrawal of Preferred Stock
      Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Stock), the holders of such Depositary Receipt will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of the Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares for such Stock. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.
Redemption of Depositary Shares
      Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed, provided the Company has paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.
      From and after the date fixed for redemption: all distributions in respect of the shares of Preferred Stock called for redemption will cease to accrue; the Depositary Shares called for redemption will no longer be deemed to be outstanding; and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of the Depositary Receipts to the Preferred Stock Depositary.
Voting of the Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the shares of Preferred Stock represented by such holder’s Depositary Shares. The Preferred Stock Depositary will vote the shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the shares of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote or for the manner or effect of any such vote made, as long as any such action or inaction is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.
Liquidation Preference
      In the event of the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.
Conversion of Preferred Stock
      The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by their holders to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock or other shares of Preferred Stock of the Company, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect of such conversion, it will cause the conversion utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a factional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.
Amendment and Termination of a Deposit Agreement
      Any form of Depositary Receipt evidencing Depositary Shares and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. Any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment may impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented by such Receipt, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended.
      A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days’ prior written notice to the applicable Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination. Upon such termination, the Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, the number of whole or fractional shares of Preferred Stock that are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by such Preferred Stock Depositary with respect to such Depositary

Receipts. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares issued under such Agreement have been redeemed, (ii) there has been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution, or winding up of the Company, and such distribution has been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock, or (iii) each share of the related Preferred Stock has been converted into stock of the Company not so represented by Depositary Shares.
Charges of a Preferred Stock Depositary
      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement; however, holders of Depositary Receipts will pay the fees and expenses of a preferred Stock Depositary for any duties requested by such holders to be performed that are outside of those expressly provided for in the applicable Deposit Agreement.
Resignation and Removal of Depositary
      A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary effective upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.
Miscellaneous
      The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company that are received by the Preferred Stock Depositary with respect to the related Preferred Stock.
      Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from, or delayed in (whether by law or any circumstances beyond its control), performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence, or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares, or shares of Preferred Stock represented by such Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts, or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.
      In the event the Preferred Stock Depositary receives conflicting claims, requests, or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary will be entitled to act on such claims, requests or instructions received from the Company.
DESCRIPTION OF WARRANTS
      The Company has no Warrants outstanding; however, as of September 11, 1997, the Company had reserved for issuance approximately 97 million shares of Common Stock that may be issued (i) in exchange for TRG Units of Partnership Interest upon acceptance by certain TRG partners or employees of the Manager of the Company’s Continuing Offer to exchange Units (including Units issuable upon the exercise of Incentive Options under TRG’s Incentive Option Plan) for Common Stock or (ii) by the Company in one or more public offerings to raise funds to enable it to satisfy its obligations pursuant to the Cash Tender Agreement to purchase the TRG Units held by the GM Trusts and A. Alfred Taubman and members of his family.
      The Company may issue Warrants for the purchase of shares of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered by this Prospectus. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.
      The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

(i) the title of such Warrants;

(ii) the aggregate number of such Warrants;

(iii) the price at which such Warrants will be issued;

(iv) the designation, terms, and number of shares of Common Stock or Preferred Stock purchasable upon exercise of such Warrants;

(v) the designation and terms of the Securities, if any, with which such Warrants are issued, and the number of such Warrants issued with each such Security;

(vi) the date, if any, on and after which such Warrants and the related shares of Common Stock or Preferred Stock will be separately transferable;

(vii) the price at which each share of Common Stock or Preferred Stock purchasable upon exercise of such Warrants may be purchased;

(viii) the date on which the right to exercise such Warrants will commence and the date on which such right will expire;

(ix) the minimum or maximum amount of such Warrants that may be exercised at any one time;

(x) information with respect to book-entry procedures, if any;

(xi) a discussion of certain Federal income tax considerations; and

(xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.
      See “Description of Preferred Stock,” “Description of Common Stock,” “Restrictions on Transfer,” and “Certain Provisions of the Articles of Incorporation and Bylaws.”
RESTRICTIONS ON TRANSFER
      To maintain its qualification as a REIT, the Company cannot be “closely held” within the meaning of applicable provisions of the Code and Treasury Regulations. In general, a REIT is “closely held” if five or fewer individuals (as defined by the Code and Regulations) own more than 50% in value of the REIT’s outstanding capital stock. Under the Company’s Articles, in general, no shareholder may own more than 8.23% in value of the Company’s Capital Stock (which term refers to Regular Common Stock, Regular

Preferred Stock, and Excess Stock) (the “General Ownership Limit”). The GM Trusts may collectively own the greater of 8,731,426 shares of Regular Capital Stock (which term refers to shares of Common Stock and Preferred Stock that are not Excess Stock) and 19.8% in value of the outstanding Capital Stock; the AT&T Master Pension Trust and its assigns (collectively, the “AT&T Trust and, together with the GM Trusts, the “Trusts”) may own the greater of 6,059,080 shares of Regular Capital Stock and 13.74% in value of the outstanding Capital Stock; and the Trusts may own, in the aggregate, the greater of 14,790,506 shares of Regular Capital Stock and 33.54% in value of the outstanding Capital Stock (each such variation from the General Ownership Limit is referred to as an “Existing Holder Limit”). In addition, the Board of Directors has the authority to allow a “Look Through Entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”). A “Look Through Entity,” in general, is an entity (other than a qualified trust under section 401(a) of the Code, an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property, or certain tax exempt entities described in the Articles) whose beneficial owners, rather than the entity, would be treated as owning the Capital Stock owned by such entity.
      The Articles provide that if the transfer of any shares of Regular Capital Stock or a change in the Company’s capital structure would cause any person (the “Purported Transferee”) to own Regular Capital Stock in excess of the General Ownership Limit (which refers to 8.23% in value of the outstanding Capital Stock) or the Look Through Limit (which refers to 9.9% in value of the outstanding Capital Stock) or in excess of the applicable Existing Holder Limit (which is the greater of the fixed number of shares of Regular Capital Stock and percentage in value of the outstanding Capital Stock applicable to the relevant Trust, as described above), then the transfer is void ab initio (the General Ownership Limit, the Look Through Limit, and the Existing Holder Limit are referred to collectively as the “Ownership Limits”). It is possible, however, that a transfer of Regular Capital Stock in violation of one of the Ownership Limits could occur without the Company’s knowledge. Accordingly, the Articles provide that if notwithstanding the provisions of the Articles, the transfer nevertheless occurs or a change in capital structure causes a person to own in excess of any of the Ownership Limits, the shares in excess of such Ownership Limit automatically acquire the status of “Excess Stock.” Shares that have become Excess Stock continue to be issued and outstanding shares of Common Stock or Preferred Stock, as the case may be.
      A Purported Transferee of Excess Stock acquires no rights to those shares. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Company’s Board of Directors (each, a “Designated Charity”). An agent designated from time to time by the Board of Directors (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock and to take delivery of the certificates evidencing the shares that have become Excess Stock and any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity.
      A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person’s ownership of the Company’s Capital Stock as the Company requests. In addition, any person holding 5% or more of the Company’s Capital Stock must provide the Company with information regarding such person’s ownership of Capital Stock.
      Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee’s unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director’s election.

      The General Ownership Limit will not be automatically removed even if the REIT provisions under the Code are changed so as to no longer contain any ownership concentration limitation or if the concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effect of the General Ownership Limit is to prevent any person from acquiring unilateral control of the Company. Any change in the General Ownership Limit would require an amendment to the Articles. Currently, amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Capital Stock entitled to vote.
      All certificates evidencing shares of Capital Stock bear or will bear a legend referring to the restrictions described above.
FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of all material Federal income tax considerations that may be relevant to a prospective purchaser of Securities, is based upon current law, and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances or to certain types of shareholders (including insurance companies, financial institutions, and broker-dealers) subject to special treatment under the Federal income tax laws.
      This discussion was prepared by Miro Weiner & Kramer, counsel to the Company, and is based on certain factual assumptions, current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.
EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SECURITIES AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
General
      The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which are the requirements for qualifying as a REIT (the “REIT Requirements”). The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner; however, no assurance can be given that it has operated in such a manner or that it will continue to operate in a manner so as to qualify or remain qualified.
      In the opinion of Miro Weiner & Kramer, counsel to the Company, the Company qualifies for taxation as a REIT under the Code. Such opinion assumes, among other things, the accuracy of the Company’s representations that it conducts, and has conducted, its operations in a manner consistent with the REIT Requirements described below.
      The REIT Requirements relating to the Federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only a summary of the material aspects of the REIT Requirements and the Federal income taxation of REITs and their shareholders.

Taxation of the Company
      As a REIT, the Company generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders.
      The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the Federal “double taxation” on earnings (once at the corporate level and once again at the shareholder level) that results from investment in a corporation.
      Even if the Company qualifies for taxation as a REIT, the Company may be subject to Federal income and excise taxes as follows:

First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains.

Second, under certain circumstances, the Company may be subject to the “alternative minimum tax” on its items of tax preference, if any.

Third, if the Company has (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax.

Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below) and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company’s profitability.

Sixth, if the Company should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income from such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Seventh, if a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if a REIT such as the Company holds assets beginning on the first day of the first taxable year for which the Company qualifies as a REIT) and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the “Recognition Period”) beginning on the date on which the asset was acquired by the REIT (or the REIT first qualified as a REIT), then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (b) the REIT’s adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the “Built-in Gain Rules”).
Requirements for Qualification
      To qualify as a REIT, the Company must meet the requirements discussed below relating to the Company’s organization, sources of income, nature of assets, and distributions of income to shareholders.

Organizational Requirements
      The Code defines a REIT as a corporation, trust, or association:

(i) that is managed by one or more trustees or directors;

(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(iii) that would be taxable as a domestic corporation but for the REIT Requirements;

(iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(v) the beneficial ownership of which is held by 100 or more persons; and

(vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities).
In addition, certain other tests, described below, regarding the nature of its income and assets must also be satisfied.
      The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.
      The Company satisfies the requirements set forth in (i) through (v) above and believes that it satisfies the requirement set forth in (vi) above. In addition, the Company’s Articles currently include certain restrictions regarding transfer of the Company’s shares, and the Company’s Continuing Offer to certain individuals in TRG to exchange Units of Partnership Interest for shares of Common Stock includes certain restrictions on who is entitled to exercise rights under the Continuing Offer. In both cases, these restrictions are intended (among other things) to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.
Income Tests
      To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually.

• First, at least 75% of the Company’s gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business (“prohibited transactions”), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments.

• Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

• Third, short-term gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company’s gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act of 1997 (the “1997 Act”) repealed the 30% income test for taxable years commencing after August 5, 1997. See “— Recent Legislation.”

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, the Company’s proportionate share of the assets, liabilities, and items of income of TRG, including TRG’s proportionate share of the assets, liabilities, and items of income of the Manager and of the Center Owners, will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described in this Prospectus, provided that each of the Center Owners is treated as a partnership for Federal income tax purposes and that none of the TRG Trusts are taxable as corporations for Federal income tax purposes. See the discussion below under “— Tax Aspects of TRG — Classification.”
      Rents received or deemed to be received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

• First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Rents based on income or profits do not include rents received from a tenant based on the tenant’s income from the property if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

• Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, directly, indirectly, or constructively, owns 10% or more of such tenant (a “Related Party Tenant”).

• Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

• Finally, if a REIT provides services to tenants of a property, the rent received from such property will qualify as “rents from real property” only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code (that is, if such services are “usually or customarily rendered in connection with the rental of space for occupancy only” and are not otherwise considered “primarily for the tenant’s convenience”). Services which would give rise to unrelated business taxable income (“Prohibited UBTI Service Income”) if provided by a tax-exempt organization must be provided by an “independent contractor” (as defined in the Code) who is adequately compensated and from whom the REIT does not derive any income. In any event, receipts from services furnished (whether or not rendered by an independent contractor) which are not customarily provided to tenants in properties of a similar class in the geographic market in which the property is located will in no event qualify as “rents from real property.” The 1997 Act provides a de minimis exception for impermissible service income. See “— Recent Legislation.”
      Substantially all of the Company’s income is derived from its partnership interest in TRG. Currently, TRG’s real estate investments give rise to income that enables the Company to satisfy all of the income tests described above. TRG’s income is largely derived from its interests in the Taubman Shopping Centers, which income qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests in an amount sufficient to permit the Company to satisfy these tests. TRG also derives income from its partnership interest in the Manager and, to the extent dividends are paid by the Manager’s managing partner (“Taub-Co”), from TRG’s interest in Taub-Co.
      The Company believes that neither TRG nor any of the Center Owners charges rent from any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above). The Company believes that neither TRG nor any of the Center Owners derives rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.
      The Company does not believe that it derives rent from property rented to a Related Party Tenant; however, the determination of whether the Company owns 10% or more of any tenant is made after the application of complex attribution rules under which the Company will be treated as owning interests in tenants that are owned by its “Ten Percent Stockholders.” In identifying the Company’s Ten Percent Stockholders, each individual or entity will be treated as owning Common Stock and Preferred Stock held by related individuals and entities. Accordingly, the Company cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, the Company believes that the aggregate amount of such rental income (together with any other nonqualifying income) in any taxable year will not cause the Company to exceed the limits on nonqualifying income under such gross income tests. See “— Failure to Qualify.”
      TRG has entered into an agreement with the Manager, pursuant to which the Manager provides services in connection with the operation of the Taubman Shopping Centers. As a result of TRG’s ownership interests in the Manager and Taub-Co, the Manager does not qualify as an independent contractor from whom the Company derives no income. The Company believes, however, that no amounts of rent should be excluded from the definition of rents from real property solely by reason of the failure to use an independent contractor since TRG hires independent contractors to the extent necessary to qualify rental income as rents from real property under Section 856(d)(1).
      The Manager receives fees in exchange for the performance of certain management and administrative services, including fees to be received pursuant to agreements with the Company and TRG. A portion of those fees will accrue to the Company because TRG owns a limited partnership interest in the Manager. The Company’s indirect interest in the management fees generated by the Manager generally may not be qualified income under the 75% or 95% gross income tests (at least to the extent attributable to properties in which TRG has no interest or to a Joint Venture Partner’s interest in a property). In any event, the Company believes that the aggregate amount of such fees (together with any other nonqualifying income) in any taxable year has not exceeded and will not exceed the limits on nonqualifying income under the 75% and 95% gross income tests.
      The term “interest,” for purposes of satisfying the income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. TRG or the Center Owners may advance money from time to time to tenants for the purpose of financing tenant improvements. The Company and TRG do not intend to charge interest that will depend in whole or in part on the income or profits of any person.
      The term “prohibited transaction,” for purposes of the income tests and the excise tax described below, generally means a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Any gross income derived from a prohibited transaction is taken into account in applying the 30% test (and the net income from any such transaction is subject to a 100% tax); however, the 1997 Act repealed the 30% income test for taxable years beginning after August 5, 1997. See “— Recent Legislation.” TRG owns interests in real property that is situated on the periphery of certain of the Taubman Shopping Centers. The Company and TRG believe that this peripheral property is not held for sale to customers and that the sale of such peripheral property is not in the ordinary course of TRG’s business. Whether property is held “primarily for sale to customers in the ordinary course of its trade or business” depends, however, on the facts and circumstances in effect from time to time, including those relating to a particular property. As a result, no assurance can be given that the Company can avoid being deemed to own property that the IRS later characterizes as property held “primarily for sale to customers in the ordinary course of its trade or business.”
      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company’s failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause. As discussed above in “Federal Income Tax Considerations — Taxation of the Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess gross income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Company will cease to qualify as a REIT. See “Federal Income Tax Considerations — Failure to Qualify.” For taxable years beginning after August 5, 1997, the 1997 Act repealed the 30% income test. See “— Recent Legislation.”
Asset Tests
      The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets.

• First, at least 75% of the value of the Company’s total assets, including its allocable share of assets held by TRG, must be represented by real estate assets (which for this purpose include stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering of the Company), cash, cash items, and government securities.

• Second, not more than 25% of the value of the Company’s total assets may be represented by securities other than those in the 75% asset class.

• Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of any one issuer’s outstanding voting securities.
      The Company is deemed to own its proportionate share of all of the assets owned by TRG and the Center Owners. The Company believes that more than 75% of the value of TRG’s assets qualify as “real estate assets.” TRG’s interest in Taub-Co should not violate the prohibition against a REIT’s ownership of more than 10% of the voting securities of any one issuer. The Company believes that the value of the Company’s proportionate share of TRG’s interest in Taub-Co does not exceed 5% of the total value of the Company’s assets, and the Company does not expect that it will exceed 5% in the future.
      After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company believes that it maintains adequate records of the value of its assets to ensure compliance with the asset tests and to enable the Company to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that such other action will always be successful.
Annual Distribution Requirements
      In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the

Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (ii) the sum of certain items of noncash income.
      In addition, during its Recognition Period, if the Company disposes of any asset that was held by the Company prior to January 1, 1992, or that is otherwise subject to the Built-in Gain rules, the Company may be required, pursuant to guidance to be issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Any such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the date of the first regular dividend payment after such declaration.
      To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular corporate tax rates.
      Furthermore, if the Company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.
      The Company’s REIT taxable income consists substantially of the Company’s distributive share of the income of TRG. Currently the Company’s REIT taxable income is less than the cash flow it receives from TRG due to the allowance for depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.
      It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from TRG in a particular year or to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.
      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify
      If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the

IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause. See “Federal Income Tax Considerations — Requirements for Qualification — Income Tests.”
Taxation of U.S. Shareholders
      As used in the following discussion, the term U.S. Shareholder means a holder of shares of Common Stock, Preferred Stock, or Depositary Shares (collectively, the “Shares”) that (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as follows.
Distributions Generally
      Distributions to U.S. Shareholders, other than capital gain dividends discussed below, constitute dividends to such shareholders up to the amount of the Company’s current or accumulated earnings and profits and are taxable to such shareholders as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. Under current law, the maximum Federal income tax rate applicable to ordinary income of individuals is 39.6% and applicable to corporations is 35%. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Shareholders’ shares. Distributions in excess of the U.S. Shareholders’ tax basis are taxable as gain realized from the sale of such shares. Distributions on the Preferred Stock will be considered to be made out of the Company’s earnings and profits to the extent thereof. Distributions on the Common Stock will be considered to be made out of the Company’s undistributed earnings and profits as reduced by distributions on the Preferred Stock. A dividend declared by the Company in October, November, or December of any year payable to a shareholder of record on a specified date in any such month is treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include on their own income tax returns any tax losses of the Company. Pursuant to Regulations to be promulgated by the Treasury, a portion of the Company’s distributions may be subject to the alternative minimum tax to the extent of the Company’s items of tax preference, if any, allocated to the shareholders.
      The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Federal Income Tax Considerations — Taxation of the Company” above. As a result, U.S. Shareholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company’s earnings and profits.
Capital Gain Dividends
      A dividend paid to a U.S. Shareholder that is properly designated by the Company as a capital gain dividend will be treated as long-term capital gain (to the extent it does not exceed the Company’s actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his Shares. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
Passive Activity Loss and Investment Interest Limitations
      Distributions from the Company and gain from the disposition of Shares will not be treated as passive activity income, and therefore, U.S. Shareholders generally will not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally may be treated as investment income for purposes of the investment interest limitation.
Certain Dispositions of Shares
      A U.S. Shareholder will recognize gain or loss on the sale or exchange of Shares to the extent of the difference between the amount realized on such sale or exchange and the shareholder’s tax basis in such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Losses incurred on the sale or exchange of Shares held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Shareholder with respect to such Shares.
Treatment of Tax-Exempt Shareholders
      Distributions from the Company to a tax-exempt employee’s pension trust or other domestic tax-exempt shareholder will not constitute “unrelated business taxable income” (“UBTI”) unless such shareholder has borrowed to acquire or carry its shares of the Company or the Company is a “pension-held REIT,” as discussed below.
      Qualified trusts that hold more than 10% (by value) of the shares of certain REITs (“pension-held REITS”) may be required to treat a certain percentage of such a REIT’s distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a “look-through” exception to the five-or-fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies when the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five-or-fewer requirement without relying upon the “look-through” exception. The Company believes that it is not a pension-held REIT. No assurance can be given, however, that the Company will not become a pension-held REIT in the future.
Redemption of Preferred Stock
      A redemption of the Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company’s current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Preferred Stock actually owned by the shareholder as well as Preferred Stock considered to be owned by such shareholder by reason of certain constructive ownership rules set forth in the Code must generally be taken into account. If a shareholder of Preferred Stock owns (actually or constructively) no shares of Common Stock of the Company or an insubstantial percentage of the Common Stock of the Company, a redemption of the Preferred Stock held by such shareholder is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend.” Because the determination as to whether any of the alternative tests set forth in Section 302(b) of the Code will be satisfied with respect to any particular shareholder depends on the facts and circumstances at the time that the determination must be made, prospective shareholders of Preferred Stock should consult their own tax advisors to determine such tax treatment.
      If a redemption of Preferred Stock is treated as a distribution taxable as a dividend, the shareholder’s adjusted basis in the redeemed Preferred Stock for tax purposes will be transferred to such shareholder’s remaining shares of the Company. If the shareholder owns no other shares of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.
Additional Tax Consequences for Holders of Depositary Shares and Warrants
      If the Company offers Depositary Shares or Warrants, there may be additional tax consequences for the holders of such Securities. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.
Special Tax Considerations for Foreign Shareholders
      The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, “Non-U.S. Shareholders”) are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state, and local income tax laws on an investment in the Company, including any reporting requirements.
      In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in the Company if such investment is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in the Company is not so effectively connected.
      A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless such tax is reduced by an applicable tax treaty. A distribution of cash in excess of the Company’s earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder’s basis in its Shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of Shares.
      Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains “effectively connected” with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.
      The Company will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. Distributions on the Preferred Stock will be considered to be made out of the Company’s earnings and profits to the extent thereof. Distributions on the Common Stock will be considered to be made out of the Company’s undistributed earnings and profits as reduced by distributions on the Preferred Stock. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company’s earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company’s current and accumulated earnings and profits. Tax treaties may reduce the Company’s withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Shareholder exceeds such shareholder’s United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Shareholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.
      Unless the Shares constitute a “United States real property interest” within the meaning of FIRPTA, the sale of Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation. The Shares will not constitute a United States real property interest if the Company is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. Currently, the Company believes that it is a domestically controlled REIT, and therefore the sale of Shares is not subject to taxation under FIRPTA. Because the Shares are or may be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, whether a Non-U.S. Shareholder’s sale of Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), and on the size of the selling shareholder’s interest in the Company.
      If the gain on the sale of the Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Shares from a Non-U.S. Shareholder will not be required under FIRPTA to withhold on the purchase price if the purchased Shares are “regularly traded” on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS, and the Company may be required to withhold 10% of certain distributions to Non-U.S. Shareholders. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual’s capital gains.
Information Reporting Requirements and Backup Withholding Tax
      Under certain circumstances, U.S. Shareholders of Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Shares. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number (“TIN”) (which, for an individual, would be his social security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against such U.S. Shareholder’s United States Federal income tax liability and may entitle such U.S. Shareholder to a refund, provided that the required information is furnished to the IRS.
      Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to Non-U.S. Shareholders is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Shareholder will be allowed as a credit against any United States Federal income tax liability of such Non-U.S. Shareholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.
Tax Aspects of TRG
      The following discussion summarizes certain Federal income tax considerations applicable solely to the Company’s investment in TRG. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.
Classification
      The Company is entitled to include in its income its distributive share of TRG’s income and to deduct its distributive share of TRG’s losses only if TRG and each Center Owner is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation, and none of the TRG Trusts are classified for Federal income tax purposes as associations taxable as corporations.
      An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for Federal income tax purposes if the entity is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “Check-the-Box Regulations”).
      In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for Federal income tax purposes. The Federal income tax classification of an entity that was in existence prior to January 1, 1997, such as TRG and most of the Center Owners, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the Federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Company believes that TRG and each Center Owner existing prior to January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for Federal income tax purposes. TRG and the Center Owners intend to continue to be classified as partnerships for Federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.
      The Company also believes that none of the TRG Trusts are taxable as a corporation for Federal income tax purposes. No assurance can be given, however, that the IRS will not challenge the non-corporate status of the TRG Trusts for Federal income tax purposes. If such challenge were sustained by a court, the TRG Trusts would be treated as a corporation for Federal income tax purposes, as described below. In addition, the Company’s belief is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify this conclusion.
      If for any reason any TRG Trust were taxable as a corporation rather than as a trust for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See “Federal Income Tax Considerations — Requirements for Qualification — Income

Tests” and “Federal Income Tax Considerations — Requirements for Qualification — Asset Tests.” In addition, any change in the status of a TRG Trust for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. If a TRG Trust were taxable as a corporation, items of income and deduction would not pass through to its beneficiary, which would be treated as a shareholder for tax purposes. Such TRG Trust would be required to pay income tax at corporate tax rates on its net income, and distributions would constitute dividends that would not be deductible in computing such TRG Trust’s taxable income.
Income Taxation of TRG and Its Partners
Partners, Not TRG, Subject to Tax
      A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company is required to take into account its allocable share of TRG’s income, gains, losses, deductions, and credits for any taxable year of TRG ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from TRG.
Tax Allocations with Respect to Contributed Properties
      Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction, including depreciation, attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. TRG’s partnership agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Any income, gain, loss, or deduction in excess of that specially allocated to the contributing partners pursuant to Section 704(c) of the Code is allocated to TRG’s partners in accordance with their percentage interests.
      Accordingly, depreciation on any property contributed to TRG is allocated to each contributing partner in a manner designed to reduce the difference between such property’s fair market value and its tax basis, using methods that are intended to be consistent with statutory intent and Treasury Regulations under Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by TRG subsequent to the admission of the Company in late 1992 will generally be allocated among the partners in accordance with their respective percentage interests in TRG.
Sale of TRG’s Property
      Generally, any gain realized by TRG on the sale of property held by TRG or a Center Owner for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. For a discussion of the tax rate applicable to recapture of depreciation on real property, see “— Recent Legislation.” Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of TRG’s assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in the regional shopping center interests prior to the admission of the Company to TRG in late 1992 (“Built-in-Gain”) must, when recognized, be allocated to the contributing partners. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the Company’s admission and the adjusted tax basis of TRG in such property. Thus, the Company will not incur a tax on such Built-in-Gains because (except as noted in the following sentence) they must be allocated to partners in TRG other than the Company. In addition, any Built-in-Gain with respect to properties contributed to TRG subsequent to the Company’s admission to TRG must be allocated to the contributing partners. As a consequence of its 1% pre-contribution interests in two of the Taubman Shopping Centers, the Company will be allocated an equivalent portion of pre-contribution gain in the event of a disposition of either property. Further, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to TRG or otherwise held by TRG prior to the Company’s admission to TRG. Such allocations will permit the GM Trusts and the Company to claim larger depreciation deductions because they have contributed solely unappreciated property.
      The Company’s share of any gain realized by TRG on the sale of any property held by TRG or a Center Owner as inventory or other property held primarily for sale to customers in the ordinary course of TRG’s or a Center Owner’s trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Federal Income Tax Considerations — Taxation of the Company — Income Tests.” Such prohibited transaction income will also have an adverse effect on the Company’s ability to satisfy the income tests for REIT status. See “Federal Income Tax Considerations — Requirements For Qualification — Income Tests” above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of TRG’s or a Center Owner’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. TRG and the Center Owners intend to hold the Taubman Shopping Centers for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing, owning, and operating the Taubman Shopping Centers, including peripheral land, consistent with TRG’s and the Center Owners’ investment objectives.
Recent Legislation
      The 1997 Act contains significant changes to the taxation of capital gains of individuals, trusts and estates and certain changes to the REIT Requirements and to the taxation of REITs.
      For net capital gains realized by individuals, trusts and estates after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on gain from the sale or exchange of assets held for more than 18 months has been reduced to 20%. The maximum rate has been reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum capital gains rate for capital assets held for more than one year but not more than 18 months remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. With respect to any depreciable real property held for more than one year but not more than 18 months, depreciation deductions claimed in excess of the depreciation that would have been allowed if computed on a straight-line basis will be taxed at the rates applicable to ordinary income with the remaining gain being taxed at a maximum rate of 28%. The 1997 Act gives the Treasury authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of “pass-through” entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.
      The 1997 Act also includes several provisions that are intended to simplify the taxation of REITs. These provisions are effective for the Company’s taxable years commencing after August 5, 1997.

• First, the 1997 Act repeals the requirement that a REIT receive less than 30% of its gross income from the sale or disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain from certain sales of real property held for less than four years.

• Second, in determining whether a REIT satisfies the income tests, a REIT’s rental income from a property will not cease to qualify as “rents from real property” merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT received or is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received, directly or indirectly, by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is not less than 150% of the direct cost to the REIT of providing those services.

• Third, certain non-cash income, including income from cancellation of indebtedness and original issue discount in excess of actual payments received will be excluded from income in determining the amount that a REIT is required to distribute for the taxable year. The 1997 Act, however, did not change the 4% excise tax imposed upon a failure to make required distributions. See “— Annual Distribution Requirements.”

• Fourth, a REIT may elect to require its shareholders to include the REIT’s undistributed net capital gains in their income. If the REIT makes such an election, the REIT’s shareholders will include in their income as long-term capital gain their proportionate share of the undistributed net long-term capital gains and will receive a credit or refund for their proportionate share of the tax paid by the REIT on such undistributed capital gains as well as an increase in basis for the amount of capital gain so included in their income reduced by the amount of the credit or refund. The 1997 Act, however, did not change the 4% excise tax imposed upon a failure to make required distributions. See “— Annual Distribution Requirements.”

• Finally, the 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently cease to qualify as a REIT.

State and Local Taxes
      The Company is, and its shareholders may be, subject to state, local, or other taxation in various state, local, or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.
ERISA CONSIDERATIONS
      The following is a summary of material considerations arising under ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX QUALIFIED RETIREMENT PLAN, AN IRA OR A GOVERNMENTAL, CHURCH OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SECURITIES BY SUCH PLAN OR IRA.
Fiduciary Duties and Prohibited Transactions
      A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan subject to ERISA (an “ERISA Plan”) should consider the fiduciary standards under ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment of any portion of the ERISA Plan’s assets in Securities. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.
      In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA Section 3(14) and “disqualified persons” within the meaning of the Code Section 4975(e)(2)). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Securities Warrants might constitute or give rise to a direct or indirect prohibited transaction.
Plan Assets
      The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of a Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor (the “DOL”), the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) establishing the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.
      Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” and equity participation in the entity by Plan investors is “significant” as defined in the DOL Regulation, the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares of Common Stock and Preferred Stock offered by this Prospectus are being sold in an offering registered under the Securities Act and are registered under Section 12(b) of the Exchange Act.
      The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. The DOL Regulation also provides that class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to an initial public offering as a result of events beyond the issuer’s control. The Company believes that the Common Stock and the Preferred Stock are “widely held” for purposes of the DOL Regulation.
      The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles on the transfer of Common Stock and Preferred Stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Common Stock or the Preferred Stock to be “freely transferable.” See “Restrictions on Transfer.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability; therefore, no assurance can be given that the Department of Labor and the Treasury Department would not reach a contrary conclusion with respect to the Common Stock and/or the Preferred Stock. Any additional transfer restrictions imposed on the transfer of Common Stock or Preferred Stock will be discussed in the applicable Prospectus Supplement.
      Assuming that the Common Stock and the Preferred Stock will be “widely held” and “freely transferable,” the Company believes that the Common Stock will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the Common Stock or the Preferred Stock.

PLAN OF DISTRIBUTION
      The Company may sell the Securities to or through underwriters and also may sell the Securities directly to investors or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, or at negotiated prices.
      The Prospectus Supplement will set forth terms of the offering of the Securities, including where applicable: (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale or issuance of Securities; (ii) any underwriting discounts, commissions, and other items constituting underwriters’ compensation from the Company and any other discounts, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iii) any commissions paid to any agents; and (iv) the net proceeds to the Company.
      In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.
      Underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.
      Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Securities, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and each of the underwriters with respect to such Securities will be obligated to purchase all of the Securities allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
LEGAL MATTERS
      The validity of the Securities offered by this Prospectus, as well as certain tax matters, will be passed upon for the Company by Miro Weiner & Kramer, Bloomfield Hills, Michigan. Jeffrey H. Miro, a senior member of Miro Weiner & Kramer, is the Secretary of the Company.
EXPERTS
      The audited financial statements and schedules incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Deloitte & Touche LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.
AVAILABLE INFORMATION
      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company’s Common Stock is traded on the New York Stock Exchange (the “NYSE”). These reports, proxy statements, and other information filed by the Company can also be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.
      This Prospectus constitutes a part of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning the Company and the Securities offered by this Prospectus, reference is hereby made to the Registration Statement and the exhibits and schedules filed with the Registration Statement, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. The Commission maintains a World Wide Web Site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. The Registration Statement has been so filed and may be obtained at such site. Any statements contained in this Prospectus concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
INCORPORATION BY REFERENCE
      The following documents filed with the Commission pursuant to the Exchange Act (file number 1-11530) are incorporated by reference into this Prospectus:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

(b) the Company’s Proxy Statement dated March 28, 1997, relating to the annual meeting of shareholders held on May 14, 1997;

(c) the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997;

(d) the Company’s Current Report on Form 8-K/A#1 filed on July 10, 1997; and

(e) the Company’s Current Reports on Form 8-K dated July 17, 1997, and September 4, 1997.
      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (including any documents incorporated by reference in such documents) after the date of this Prospectus and prior to the termination of the offering of the Securities offered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written or oral requests for copies should be directed to Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48303-0200, Attention: Chief Financial Officer (telephone: (248) 258-6800).

GLOSSARY
      Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:
      “ACMs” means asbestos-containing materials.
      “Articles” means the Company’s Second Amended and Restated Articles of Incorporation.
      “Asset Tests” means, under the DOL Regulation’s guidelines for an entity to qualify as a real estate operating company, the requirement that on certain specified valuation dates, at least 50% of its assets (valued at cost and excluding certain short-term investments) be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.
      “AT&T Trust” means the AT&T Master Pension Trust and its assigns.
      “Built-in-Gain” has the meaning ascribed to it under the caption “Federal Income Tax Considerations — Taxation of the Company.”
      “Capital Stock” means the Company’s Common Stock, Preferred Stock, and Excess Stock.
      “Cash Tender Agreement” means the agreement among the Company, the GM Trusts, and A. Alfred Taubman’ trust, setting forth the terms and conditions of the Cash Tender.
      “Center Owners” means, collectively, the Joint Ventures, and the entities owning Taubman Shopping Centers that are 100% beneficially owned by TRG.
      “Centers” means the Taubman Shopping Centers.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commission” means the United States Securities and Exchange Commission.
      “Common Stock” means the Common Stock of the Company.
      “Company” means Taubman Centers, Inc., a Michigan corporation.
      “Continuing Offer” means the continuous, irrevocable offer that Company has made to all present (and may, in the discretion of the Company, make to certain future) holders of partnership interests in TRG other than the GM Trusts and A. Alfred Taubman and affiliates.
      “Deposit Agreement” means an agreement among the Company, a Depositary, and the holders of the Depositary Receipts evidencing interests held by the Depositary pursuant to such agreement.
      “Depositary Shares” means shares of Preferred Stock deposited with a Depositary pursuant to a Deposit Agreement.
      “Depositary Receipts” means receipts for Depositary Shares evidencing a fractional interest of a share of a particular series of Preferred Stock.
      “DOL” means the United States Department of Labor.
      “DOL Regulation” means a regulation, issued by the DOL, defining “plan assets.”
      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
      “ERISA Plan” means a pension, profit-sharing, or other employee benefit plan subject to Title I of ERISA.
      “Excess Stock” means shares owned, or deemed to be owned, or transferred to a shareholder in excess of the General Ownership Limited or an Existing Holder Limit.

      “Existing Holder Limit” means the maximum shares of Regular Capital Stock that the Trusts may own: the greater of 8,731,426 shares and 19.8% in value of the Capital Stock, in the case of the GM Trusts collectively; the greater of 6,059,080 shares and 13.74% in value of the Capital Stock, in the case of the AT&T Trust; and the greater of 14,790,506 shares and 33.54% in value of the Capital Stock, in the case of the Trusts collectively.
      “General Ownership Limit” means the ownership of more than 8.23% in value of the Capital Stock.
      “GM Trusts” means the General Motors Hourly-Rate Employes Pension Trust and the General Motors Salaried Employes Pension Trust.
      “Incentive Option Plan” means the plan under which TRG issues to employees of the Manager options to acquire Units of Partnership Interest.
      “Incentive Options” means options to acquire Units of Partnership Interest that may be granted under TRG’s Incentive Option Plan.
      “Independent Directors” means the directors of the Company who are unaffiliated with TRG, the TG Affiliates, and the GM Trusts.
      “IRA” means an individual retirement account.
      “IRS” means the United States Internal Revenue Service.
      “Joint Ventures” means partnerships with unaffiliated third parties through which TRG has interests in certain Centers.
      “Look Through Limit” means the up to 9.9% in value of the outstanding Capital Stock that a Look Through Entity may own under certain circumstances.
      “Manager” means The Taubman Company Limited Partnership, a Delaware limited partnership, which is more than 99% beneficially owned by TRG.
      “Non-U.S. Shareholders” means non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.
      “Ownership Limits” means the General Ownership Limit, the Look Through Limit, and the Existing Holder Limit.
      “Partnership Agreement” means the partnership agreement of TRG.
      “Partnership Committee” means the partnership committee of TRG in which governance of TRG is vested.
      “Preferred Stock” means the Preferred Stock of the Company.
      “Prohibited UBTI Service Income” means services that would give rise to UBTI.
      “Recognition Period” means the recognition period pertaining to Built-in-Gain as defined pursuant to Regulations to be issued under Section 337(d) of the Code.
      “Regular Capital Stock” means shares of Common Stock and Preferred Stock that have not become Excess Stock.
      “Regular Preferred Stock” means shares of Preferred Stock that have not become Excess Stock.
      “REIT” means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.
      “REIT Requirements” means the requirements for qualifying as a REIT under the Code and Treasury Regulations.
      “Related Party Tenant” means a tenant that is owned, directly or constructively, by a REIT or an owner of 10% or more of a REIT.

      “Securities” means the Common Stock, Preferred Stock, Depositary Shares, and Warrants offered by this Prospectus and the applicable Prospectus Supplement.
      “Securities Act” means the Securities Act of 1933, as amended from time to time.
      “Shares” means shares of Common Stock, Preferred Stock, or Depositary Shares.
      “Taub-Co” means Taub-Co Management, Inc., a Michigan corporation formerly known as The Taubman Company, Inc., which is the Manager’s managing general partner and predecessor-in-interest.
      “The Taubman Company Limited Partnership” means a Delaware limited partnership that is the Manager and that provides substantially all property management and leasing services for each Taubman Shopping Center and corporate, development, administrative, and acquisition services for TRG and the Company.
      “Taubman Shopping Centers” means the regional shopping centers in which TRG has ownership interests.
      “Ten Percent Stockholder” means each individual or entity which owns, either directly or through related individuals and entities under the applicable attribution rules of the Code, 10% or more of the Company’s outstanding shares of Capital Stock.
      “TG” means TG Partners Limited Partnership, a Delaware limited partnership, which is a general partner in TRG and affiliates of A. Alfred Taubman.
      “TG Affiliates” means TG, A. Alfred Taubman, the members of his family, his and their affiliates, the original partners in TRG and any affiliate of an original partner in TRG or of any member of an original partner’s family, and all officers and employees of the Manager for so long as they are actively employed by the Manager, and for so long as such individuals are so included, any affiliate of such individuals, officers and employees.
      “Treasury Regulations” means the Income Tax Regulations promulgated under the Code.
      “TRG” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.
      “TRG Trusts” means the trusts, of which TRG is the sole beneficiary, which are (or in the future will become) a partner with TRG in certain of the Center Owners.
      “Trusts” means the GM Trusts and the AT&T Trust.
      “UBTI” means unrelated business taxable income as defined in Section 512(a) of the Code.
      “Units of Partnership Interest” means the units into which partnership interests of TRG are divided, as provided in the Partnership Agreement, and as the same may be adjusted, as provided in the Partnership Agreement.

Taubman Centers, Inc.
                 Shares
              % Series H Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per Share)

PROSPECTUS SUPPLEMENT
June      , 2005

Wachovia Securities
RBC Capital Markets
KeyBanc Capital Markets